Exhibit 10.1.2

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF October 3, 2007

BY AND AMONG

STRATEGIC RECEIVABLES, LLC

as Seller

AND

STRATEGIC ENERGY, L.L.C.

as initial Servicer

AND

THE CONDUIT PURCHASERS PARTY HERETO

AND

THE PURCHASER AGENTS PARTY HERETO

AND

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as LC Participants

AND

PNC BANK, NATIONAL ASSOCIATION,

as Administrator and as LC Bank

TABLE OF CONTENTS

Page

ARTICLE I.	AMOUNTS AND TERMS OF THE PURCHASES	1
ARTICLE II.	REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS	19
Section 2.1	Representations and Warranties; Covenants	19
Section 2.2	Termination Events	19
Section 2.3	Tax Treatment	20
ARTICLE III.	INDEMNIFICATION	20
Section 3.1	Indemnities by the Seller	20
Section 3.2	Indemnities by the Servicer	22
ARTICLE IV.	ADMINISTRATION AND COLLECTIONS	22
Section 4.1	Appointment and Authorization of the Servicer	22
Section 4.2	Duties of the Servicer	23

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TABLE OF CONTENTS

Page

Section 4.3	Lock-Box Arrangements	24
Section 4.4	Enforcement Rights	25
Section 4.5	Responsibilities of the Seller	25
Section 4.6	Servicing Fee	26
ARTICLE V.	ADMINISTRATOR	26
ARTICLE VI.	MISCELLANEOUS	31

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EXHIBIT I	DEFINITIONS
EXHIBIT II	CONDITIONS OF TRANSFERS
EXHIBIT III	REPRESENTATIONS AND WARRANTIES
EXHIBIT IV	COVENANTS
EXHIBIT V	TERMINATION EVENTS

SCHEDULE I	CREDIT AND COLLECTION POLICY
SCHEDULE II	LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS
SCHEDULE III	TRADE NAMES
SCHEDULE IV	OFFICE LOCATIONS
SCHEDULE V	EXISTING LETTERS OF CREDIT
SCHEDULE VI	EXCLUDED RECEIVABLE OBLIGORS
SCHEDULE VII	NON-LOCK-BOX ACCOUNTS

ANNEX A	FORM OF INFORMATION PACKAGE
ANNEX B	FORM OF PURCHASE NOTICE
ANNEX C	FORM OF PAYDOWN NOTICE
ANNEX D	FORM OF COMPLIANCE CERTIFICATE
ANNEX E	FORM OF LETTER OF CREDIT APPLICATION

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 3, 2007, by and among STRATEGIC RECEIVABLES, LLC, a Delaware limited liability company, as seller (the “Seller”), STRATEGIC ENERGY, L.L.C., a Delaware limited liability company (“Strategic Energy”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), the CONDUIT PURCHASERS FROM TIME TO TIME PARTY HERETO (each, a “Conduit Purchaser”), the PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO (each, a “Purchaser Agent”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO AS LC PARTICIPANTS (each together with their successors and permitted assigns in such capacity, an “LC Participant”), PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as Purchaser Agent for Market Street, and as administrator for the Conduit Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”) and each of the other members of each Purchaser Group party hereto or that become parties hereto by executing an Assumption Agreement or a Transfer Supplement.

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are used as defined in Exhibit I.  References to the “Agreement” in the Exhibits hereto refer to this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

The Seller (i) desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Conduit Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by the Conduit Purchasers and (ii) may, subject to the terms and conditions hereof, request that the LC Bank issue or cause the issuance of one or more Letters of Credit.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1       Purchase Facility.

(a)           On the terms and subject to the conditions hereinafter set forth, each Conduit Purchaser hereby agrees, ratably based on its respective Commitment, to purchase, and make reinvestments in, and, if so requested in accordance with and subject to the terms of this Agreement, the LC Bank hereby agrees to issue Letters of Credit in return for (and each LC Participant hereby severally agrees to make participation advances in connection with any draws under such Letters of Credit equal to such LC Participant’s Pro Rata Share of such draws), undivided variable percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date (each such purchase, reinvestment or issuance is referred to herein as a “Transfer”).

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The Seller may, subject to the requirements and conditions herein, use the proceeds of any purchase by the Conduit Purchasers hereunder to satisfy its Reimbursement Obligation to the LC Bank and the LC Participants (ratably, based on the outstanding amounts funded by the LC Bank and each such LC Participant) pursuant to Section 1.14.

Each Purchaser Agent shall notify the Seller at least 45 days prior to the occurrence of the date specified in clause (d) of the definition of “Facility Termination Date” if the Liquidity Providers with respect to the related Liquidity Agreement do not intend to extend such date under such Liquidity Agreement.

(b)           In addition, in the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit on the applicable Drawing Date (out of its own funds available therefor), pursuant to Section 1.14 below, then the Seller shall, automatically (and without the requirement of any further action on the part of any Person hereunder), be deemed to have requested a new purchase from the Conduit Purchasers on such date, on the terms and subject to the conditions hereof, in an amount equal to the amount of such Reimbursement Obligation at such time. Subject to the limitations on funding set forth in the remainder of this paragraph (b) below (and the other requirements and conditions herein), the Conduit Purchasers shall fund such deemed purchase request and deliver the proceeds thereof directly to the Administrator to be immediately distributed (ratably) to the LC Bank and the applicable LC Participants in satisfaction of the Seller’s Reimbursement Obligation pursuant to Section 1.14 below, to the extent of the amounts permitted to be funded by the Conduit Purchasers, at such time, hereunder.

Notwithstanding anything set forth in this paragraph (b) or otherwise herein to the contrary, under no circumstances shall any Purchaser be obligated to make any such purchase or reinvestment (including, without limitation, any deemed purchases by the Conduit Purchasers pursuant to the immediately preceding paragraphs of this Section 1.1(b)), or issue any Letter of Credit, as applicable, if, after giving effect to such Transfer, (i) the aggregate outstanding amount of the Capital funded by such Purchaser, when added to all other Capital funded by all other Purchasers in such Purchaser’s Purchaser Group, would exceed (A) its Purchaser Group’s Group Commitment (as the same may be reduced from time to time pursuant to Section 1.1(c)) minus (B) the related LC Participant’s Pro Rata Share of the face amount of any outstanding Letters of Credit or (ii) the aggregate outstanding Capital plus the LC Participation Amount would exceed the Purchase Limit.

(c)           The Seller may, upon at least 30 days’ written notice to the Administrator and each Purchaser Agent, terminate the purchase facility provided in this Section in whole or, upon at least 15 days’ written notice to the Administrator, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000; provided, however, that the Seller may upon at least 10 days’ written notice to the Administrator and each Purchaser Agent, terminate the purchase facility provided in this Section in whole only in the event that (i) an Affected Person exercises rights under Section 1.7 or (ii) a Conduit Purchaser does not fund a Portion of Capital through the issuance of Notes and such Conduit Purchaser’s aggregate Capital at such time exceeds $25,000,000.  Each reduction in the

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Commitments hereunder shall be made ratably among the Purchasers in accordance with their respective pro rata shares. The Administrator shall advise the Purchaser Agents of any notice it receives pursuant to this Section 1.1(c); it being understood that (in addition to and without limiting any other requirements for termination, prepayment and/or the funding of the LC Collateral Account hereunder) no such termination or reduction shall be effective unless and until (i) in the case of a termination, the amount on deposit in the LC Collateral Account is at least equal to 100% of the then outstanding LC Participation Amount and (ii) in the case of a partial reduction, the amount on deposit in the LC Collateral Account is at least equal to the positive difference between 100% of the then outstanding LC Participation Amount and the Purchase Limit as so reduced by such partial reduction.

Section 1.2       Making Purchases.

(a)           Each Funded Purchase (but not reinvestment) of undivided variable percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B (the “Purchase Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 5.2 (which notice must be received by the Administrator and each Purchaser Agent before 11:00 a.m., New York City time) at least two Business Days before the requested purchase date, which notice shall specify:  (A) in the case of a Funded Purchase (other than one made pursuant to Section 1.14(b)), the amount requested to be paid to the Seller with respect to each Conduit Purchaser (such amount, which shall not be less than $1,000,000 (or such lesser amount as agreed to by the Administrator and the Majority Purchaser Agents) and shall be in integral multiples of $100,000, being the Capital relating to the undivided variable percentage ownership interest then being purchased by such Conduit Purchaser), (B) the date of such Funded Purchase (which shall be a Business Day), and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in Capital.

(b)           On the date of each Funded Purchase (but not reinvestment, issuance of a Letter of Credit or a Funded Purchase pursuant to Section 1.2(e)) of undivided variable percentage ownership interests with regard to the Purchased Interest hereunder, each applicable Conduit Purchaser (or the related Purchaser Agent on its behalf) shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 1019809357, ABA No. 043000096, an amount equal to its Capital relating to the undivided variable percentage ownership interest then being purchased.

(c)           Effective on the date of each Funded Purchase or other Transfer pursuant to this Agreement and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator (for the benefit of the Purchasers (ratably based on the sum of the Capital plus the LC Participation Amount outstanding at such time,) an undivided variable percentage ownership interest in:  (a) each Pool Receivable then existing, (b) all Related Security with respect to such Pool Receivables, and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d)           To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller

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hereby grants to the Administrator (for the benefit of the Purchasers and their assigns) a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising:  (d) all Pool Receivables, (e) all Related Security with respect to such Pool Receivables, (f) all Collections with respect to such Pool Receivables, (g) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreement and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”) (it being understood that Pool Assets shall not include any amounts deposited by any Purchaser into the Seller’s account pursuant to Section 1.2(b)).  The Seller hereby authorizes the Administrator to file financing statements in accordance with this grant of security interest.  The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.

(e)           Whenever the LC Bank issues a Letter of Credit pursuant to Section 1.12 hereof, each LC Participant shall, automatically and without further action of any kind upon the effective date of issuance of such Letter of Credit, have irrevocably been deemed to have made a Funded Purchase hereunder in the event that such Letter of Credit is subsequently drawn and such drawn amount shall not have been reimbursed pursuant to Section 1.1(b) or Section 1.14 upon such draw in an amount equal to its Pro Rata Share of such unreimbursed draw.  If the LC Bank pays a drawing under a Letter of Credit that is not reimbursed by the Seller on the applicable Drawing Date, the LC Bank shall be deemed to have made a Funded Purchase hereunder in the amount equal to its Pro Rata Share of such unreimbursed drawing.  All such Funded Purchases shall accrue Discount from the date of such draw.  In the event that any Letter of Credit expires or is surrendered without being drawn (in whole or in part) then, in such event, the foregoing commitment to make Funded Purchases shall expire with respect to such Letter of Credit and the LC Participation Amount shall automatically reduce by the amount of the Letter of Credit which is no longer outstanding.

Section 1.3       Purchased Interest Computation.

The Purchased Interest shall be initially computed on the date of the initial purchase hereunder.  Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day.  The Purchased Interest as computed (or deemed recomputed) as of the day before the Facility Termination Date shall thereafter remain constant.  From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived by the Administrator in accordance with Section 2.2) be deemed to be 100%.  The Purchased Interest shall become zero when (a) the Capital thereof and Discount thereon shall have been paid in full, (b) an amount equal to 100% of the LC Participation Amount has been deposited in the LC Collateral Account, or all Letters of Credit have expired and (c) all the amounts owed by the Seller or the Servicer hereunder to each Purchaser, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

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Section 1.4       Settlement Procedures.

(a)           The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement.  The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b)           The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i)           set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the Administrator (for the benefit of the Purchasers), out of the Purchasers’ Share of such Collections,

(A)           first, an amount equal to the Purchasers’ aggregate amount of Discount accrued through such day for each Portion of Capital and not previously set aside,

(B)           second, an amount equal to the fees set forth in the Fee Letters accrued and unpaid through such day,

(C)           and third, to the extent funds are available therefor, an amount equal to the aggregate of such Purchaser Group’s Ratable Share of the Purchaser’s Share of the Servicing Fee accrued through such day and not previously set aside,

(ii)           subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of each Purchaser Group, the remainder of such Collections.  Such remainder shall, to the extent representing a return on the aggregate Capital, be automatically deemed to be reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto ratably, according to each Purchaser’s Capital; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not remit such remainder to the Seller or reinvest it, but shall set aside and hold in trust for the Administrator (for the benefit of the Purchasers) (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100% (determined as if such Collections set aside had been applied to reduce the aggregate Capital outstanding at such time); provided, further, that in the case of any Purchaser that has provided notice (an “Exiting Notice”) to its Purchaser Agent of its refusal to extend its Commitment hereunder (an “Exiting Purchaser”), then such Exiting Purchaser’s ratable share of such Collections based on its Capital shall not be reinvested (after the termination of its Commitment) and shall instead be held in trust for Administrator (for  the benefit of such Exiting Purchaser) and applied in accordance with clause (iii) below,

(iii)           if such day is a Termination Day (or any day following the provision of an Exiting Notice), set aside, segregate and hold in trust for the Administrator (for the benefit of the Purchasers) (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of such Collections (or in the case of an Exiting Purchaser an amount equal to such Purchaser’s

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ratable share of such Collections based on its Capital); provided, that solely for the purpose of determining such Purchaser’s ratable share of such Collections, such Purchaser’s Capital shall be deemed to remain constant from the date of the provision of an Exiting Notice until the date such Purchaser’s Capital has been paid in full; it being understood that if such day is also a Termination Day, such Exiting Purchaser’s Capital shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Capital (as recalculated)); provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived in accordance with Section 6.1 hereof, such previously set-aside amounts shall, to the extent representing a return on aggregate Capital (other than the Capital of any Exiting Purchaser) and ratably in accordance with each Purchaser’s (other than an Exiting Purchaser) Capital, be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions, and

(iv)           release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess, if any, of:  (w) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (x) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day plus (z) all other amounts then due and payable by the Seller under this Agreement to any Purchasers, the Administrator, and any other Indemnified Party or Affected Person.

(c)           The Servicer shall deposit into each Purchaser Agent’s account (as designated by such Purchaser Agent to Servicer on or prior to the date hereof, or such other account designated by such Purchaser to Servicer from time to time), on each Settlement Date, Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Capital, pursuant to clause (b)(i) or (f) plus the amount of Collections then held for the Administrator (for the benefit of such Purchaser) pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if Strategic Energy or an Affiliate thereof is the Servicer and such day is not a Termination Day, Strategic Energy (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) or (b)(iv)(y) that represents the aggregate of each Purchaser Group’s Ratable Share of the Purchasers’ Share of the Servicing Fee.  On the last day of each Settlement Period, each Purchaser or (its Purchaser Agent) will notify the Servicer by facsimile of the amount of Discount accrued with respect to each Portion of Capital during such Settlement Period or portion thereof.

(d)           Upon receipt of funds deposited pursuant to clause (c), each Purchaser Agent shall cause such funds to be distributed as follows:

(i)           if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%,

(A)           first, to such Purchaser Agent ratably according to the Discount accrued during the applicable Settlement Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount and fees (other than Servicing Fees) with respect to each

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Portion of Capital maintained by such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to the Discount with respect to each Portion of Capital maintained by such Purchaser, and

(B)           second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer (payable in arrears on each Settlement Date) in payment in full of the aggregate of each Purchaser Group’s Ratable Share of the Purchaser’s Share of accrued Servicing Fees so set aside, and

(ii)           if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%,

(A)           first, if such Termination Day is not solely the result of the occurrence and continuation of a Servicer Termination Event, to the Servicer in payment in full of the aggregate of such Purchaser Group’s Ratable Share of all accrued Servicing Fees,

(B)           second, to such Purchaser Agent ratably according to Discount (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount and fees (other than Servicer Fees) with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group,

(C)           third, to such Purchaser Agent ratably according to the aggregate of the Capital of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital (or, if such day is not a Termination Day, such Purchaser’s ratable share of the amount necessary to reduce the Purchased Interest to 100%),

(D)           fourth, to the LC Collateral Account for the benefit of the LC Bank and the LC Participants, the amount necessary to cash collateralize the LC Participation Amount until the amount of cash collateral held in such LC Collateral Account equals 100% of the aggregate outstanding amount of the LC Participation Amount (determined as if such Collections used to cash collateralize the LC Amount had been applied to reduce the aggregate Capital outstanding at such time),

(E)           fifth, if such Termination Day is solely the result of the occurrence and continuation of a Servicer Termination Event, to the Servicer in payment in full of the aggregate of such Purchaser Group’s Ratable Share of all accrued Servicing Fees, and

(F)           sixth, and if the Capital and accrued Discount with respect to the Purchasers in its Purchaser Group’s percentage interest of Capital have been reduced to zero or if such day is not a Termination Day, the Purchased Interest is

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reduced to 100%, and all accrued Servicing Fees payable to the Servicer have been paid in full, to the Administrator for distribution to each Purchaser, each Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder, ratably in accordance with the amounts due thereto.

After the Capital, Discount, fees payable pursuant to the Fee Letters and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, and (on and after a Termination Day) after an amount equal to 100% of the LC Participation Amount has been deposited in the LC Collateral Account, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e)           For the purposes of this Section 1.4:

(i)           if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller, or any setoff or dispute between the Seller or any Affiliate of the Seller and an Obligor, (x) the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and (y) the Seller shall promptly pay an amount equal to such amount in respect thereof to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4; provided, however, that unless a Termination Event has occurred and is continuing on such day, the payment required by clause (y) above may be made on the next Monthly Settlement Date;

(ii)           if on any day any of the representations or warranties in Section 1(g) or (n)  of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account (or as otherwise directed by the Administrator at such time) for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4;

(iii)           except as provided in clause (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)           if and to the extent the Administrator or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Administrator or such Purchaser but rather to have been retained by the Seller and, accordingly, the Administrator or such Purchaser, as the case may be,

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shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f)           If at any time the Seller shall wish to cause the reduction of Capital (but not to commence the liquidation, or reduction to zero, of the entire Capital of the Purchased Interest), the Seller may do so as follows:

(i)           the Seller shall give the Administrator, the Purchaser Agents and the Servicer written notice in the form of Annex C (the “Paydown Notice”) at least two Business Days’ prior to the date of such reduction; provided, however, that if such Paydown Notice is received by the Administrator and the Purchaser Agents prior to 2:00 p.m., New York time on a Business Day, then such requested reduction shall be effected by the close of business on the following Business Day;

(ii)           on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii)           the Servicer shall hold such Collections in trust for the Purchasers ratably (based on their respective Portions of Capital), for payment to the Purchaser Agents on the next Settlement Date immediately following the current Settlement Period or such other date approved by the Purchaser Agents, and Capital shall be deemed reduced in the amount to be paid to the Purchaser Agents only when in fact finally so paid.

Section 1.5       Fees.

The Seller shall pay to each Purchaser Agent for the benefit of the related Purchasers certain fees in the amounts and on the dates set forth in certain fee letters, among (i) Strategic Energy, the Seller and the applicable Purchaser Agent dated the date hereof, and (ii) Strategic Energy, the Seller, and each Purchaser Agent other than the Purchaser Group to which Market Street and Fifth Third Bank are members dated as of the date such Purchaser Group becomes party to this Agreement (as such letter agreements may be amended, restated, supplemented or otherwise modified from time to time, the “Fee Letters”).

Section 1.6       Payments and Computations, Etc.

(a)           All amounts to be paid or deposited by the Seller or the Servicer hereunder or any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon, New York City, New York time on the day when due in same day funds to each Purchaser Agent’s account.  All amounts received after noon, New York City, New York time, will be deemed to have been received on the next Business Day.

(b)           The Seller or the Servicer, as the case may be, shall, to the extent permitted by applicable law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.00% per annum above the Base Rate, payable on demand.

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(c)           All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed.  Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7       Increased Costs and Yield Protection.

(a)           If the Administrator, any Liquidity Provider, any Purchaser Agent, any Purchaser, any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with:  (a) FIN 46 and Subsequent Statements and Interpretations described in Section 1.7(c) below, (b) any other law, rule, regulation or generally accepted accounting principle (including any applicable law, rule or regulation regarding capital adequacy) or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (c) any request, guideline or directive from Financial Accounting Standards Board, any central bank or other Governmental Authority (whether or not having the force of law) affecting or which would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or issue any Letter of Credit related to this Agreement or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator and the Purchaser Agents), the Seller shall immediately pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments.  A certificate as to such amounts submitted to the Seller, the Administrator and the Purchaser Agents by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, due to either:  (i) FIN 46 and Subsequent Statements and Interpretations, (ii) the introduction of or any change in or in the interpretation of any law, rule, regulation or generally accepted accounting standard or (iii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person (with a copy to the Administrator and the Purchaser Agents), the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield.  A certificate as to such amounts submitted to the Seller, the Administrator and the Purchaser Agents by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

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(c)           For the avoidance of doubt, any increase in cost and/or reduction in yield caused by regulatory capital allocation adjustments due to Financial Accounting Standards Board’s Interpretation 46 (revised December 2003) Consolidation of Variable Interest Entities and Interpretation of Accounting Research Bulletin No. 51 (or any future statement or interpretation issued by the Financial Accounting Standards Board or any successor thereto) (collectively, the “FIN 46 and Subsequent Statements and Interpretations”) shall be covered by this Section 1.7.

(d)           If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

Section 1.8       Requirements of Law; Funding Losses.

(a)           If any Affected Person reasonably determines that the existence of or compliance with:  (i) any law, rule or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

(A)           does or shall subject such Affected Person to any tax of any kind or nature whatsoever with respect to this Agreement (excluding taxes imposed on the overall or branch pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person), by the jurisdiction under the laws of which such Affected Person is organized or otherwise is considered doing, or having done, business (unless the Affected Person would not be considered doing business in such jurisdiction, but for having entered into, or engaged in the transactions in connection with, this Agreement or any other Transaction Document) or a political subdivision thereof), any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall or branch pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person), by the jurisdiction under the laws of which such Affected Person is organized or otherwise is considered doing, or having done, business (unless the Affected Person would not be considered doing, or having done, business in such jurisdiction, but for having entered into, or engaged in the transactions in connection with, this Agreement or any other Transaction Document) or a political subdivision thereof), or

(B)           does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, and the result of any of the foregoing is: (1) to increase the cost to such Affected Person of acting as Administrator, or of agreeing to purchase or purchasing or maintaining the ownership of undivided variable percentage ownership interests with regard to, or issuing any Letter of Credit in respect of, the Purchased Interest (or interests therein) or any Portion of Capital, or (2) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case,

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upon demand by such Affected Person (with a copy to the Administrator and the Purchaser Agents), and subject to Section 4.1(d) hereof, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable.  All such amounts shall be payable as incurred.  A certificate from such Affected Person to the Seller, the Administrator and the Purchaser Agents shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

(b)           The Seller shall compensate each Affected Person, upon written request by such Person for all losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by it to fund or maintain any Portion of Capital hereunder at an interest rate determined by reference to the Euro-Rate and any loss sustained by such Person in connection with the re-employment of such funds), which such Affected Person may sustain with respect to funding or maintaining such Portion of Capital at the Euro-Rate if, for any reason, funding or maintaining such Portion of Capital at an interest rate determined by reference to the Euro-Rate does not occur on a date specified therefor; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

Section 1.9       Inability to Determine Euro-Rate.

(a)           If the Administrator or any Purchaser Agent determines before the first day of any Settlement Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, (i) deposits in dollars (in the relevant amounts for such Settlement Period) are not being offered to banks in the interbank eurodollar market for such Settlement Period, (ii) adequate means do not exist for ascertaining the Euro-Rate for such Settlement Period or (iii) the Euro Rate does not accurately reflect the cost to any Purchaser (as determined by such Purchaser or its related Purchaser Agent) of maintaining any Portion of Capital during such Settlement Period, then the Administrator or such Purchaser Agent shall give notice thereof to the Seller.  Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (i) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (ii) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall, on the last day of the then current Settlement Period, be converted to the Alternate Rate determined by reference to the Base Rate.

(b)           If, on or before the first day of any Settlement Period, the Administrator shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Affected Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at the Alternate Rate and based upon the Euro

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Rate, the Administrator shall notify the Seller thereof.  Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and  the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate either (A) on the last day of the then current Settlement Period if such Affected Person may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day, or (B) immediately, if such Affected Person may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day.

Section 1.10      [Reserved].

Section 1.11      Letters of Credit.

On the terms and subject to the conditions hereof, the LC Bank shall issue or cause the issuance of standby letters of credit (“Letters of Credit”) on behalf of Seller (and, if applicable, on behalf of, or for the account of, any Originator in favor of such beneficiaries as such Originator may elect); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that, after giving effect to the issuance of such Letters of Credit, such issuance would then cause (a) the sum of (i) the aggregate Capital plus (ii) the LC Participation Amount to exceed the Purchase Limit, (b) the Capital for Purchasers in the LC Bank’s Purchaser Group to exceed the Group Commitment for such Purchaser Group or (c) the LC Participation Amount to exceed in the aggregate, at any time, the aggregate of the Commitments of the LC Bank and the LC Participants.  All amounts drawn upon Letters of Credit shall accrue Discount. Letters of Credit that have not been drawn upon shall not accrue Discount.  Each of the parties hereto acknowledges and agrees that each outstanding and uncancelled standby letter of credit issued by PNC for the account of any Originator or Strategic Energy prior to the date hereof, which such letters of credit are listed on Schedule V hereto, shall be deemed for all purposes of this Agreement and the other Transaction Documents to be a Letter of Credit issued hereunder.

Section 1.12      Issuance of Letters of Credit.

(a)           The Seller may request that the LC Bank, upon one (1) Business Day prior written notice submitted on or before 2:00 p.m., New York time, issue a Letter of Credit by delivering to the Administrator, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Annex E attached hereto completed to the satisfaction of the Administrator and the LC Bank; and, such other certificates, documents and other papers and information as the Administrator may reasonably request.  The Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the Administrator upon any amendment, extension or renewal of any Letter of Credit.

(b)           Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein,

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(ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and (iii) provide that amounts drawn with respect to such Letter of Credit may not be redrawn.  Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or International Chamber of Commerce Publication No. 600, based on which publication is in effect at the time that such Letter of Credit is issued, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank (the “ISP98 Rules”), as determined by the LC Bank.

(c)           The Administrator shall promptly notify the LC Bank, at its address for notices hereunder, and each LC Participant of the request by the Seller for a Letter of Credit hereunder, and shall provide the LC Bank with the Letter of Credit Application delivered to the Administrator by the Seller pursuant to paragraph (a), above, by the close of business on the day received or if received on a day that is not a Business Day or on any Business Day after 2:00 p.m., New York time, on such day, on the next Business Day.

Section 1.13      Requirements For Issuance of Letters of Credit.

The Seller shall authorize and direct the LC Bank to name the Seller or any Originator as the “Applicant” or “Account Party” of each Letter of Credit.

Section 1.14      Disbursements, Reimbursement.

(a)           Immediately upon the issuance of each Letter of Credit, each LC Participant shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the LC Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such LC Participant’s Pro Rata Share of the face amount of such Letter of Credit and the amount of such drawing, respectively.

(b)           In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrator and the Seller of such request.  Provided that it shall have received such notice, the Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to 12:00 p.m., New York time, on each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank.  In the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by 12:00 p.m., New York time, on the Drawing Date, the LC Bank will promptly notify each LC Participant thereof, and the Seller shall be deemed to have requested that a Funded Purchase be made by each Conduit Purchaser in the Purchaser Group for the LC Bank and the LC Participants to be disbursed on the Drawing Date under such Letter of Credit in accordance with Section 1.1(b).  In no case shall the LC Bank or any LC Participant look to Strategic Energy or any Originator for any reimbursement with respect to a draw.  Any notice given by the LC Bank pursuant to this Section 1.14, may be an oral notice, if such oral notice is immediately confirmed in writing; provided, however, that the lack of any such written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

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(c)           Each LC Participant shall, upon any notice pursuant to subclause (b) above, make available to the LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing.  If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s Pro Rata Share of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Discount rate applicable to Capital on and after the fourth day following the Drawing Date.  The LC Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this subclause (c), provided that such LC Participant shall not be obligated to pay interest as provided in subclauses (i) and (ii) above until and commencing from the date of receipt of notice from the LC Bank or the Administrator of a drawing.  Each LC Participant’s Commitment shall continue until the last to occur of any of the following events:  (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the Seller) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 1.15      Repayment of Participation Advances.

(a)           Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a participation advance to the LC Bank, or (ii) in payment of Discount on the Funded Purchases made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b)           If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such LC Participant through, but not including the date the payment is returned by such LC Participant.

Section 1.16      Documentation.

The Seller agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own.  In the

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event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct by the LC Bank, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 1.17      Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.18      Nature of Participation and Reimbursement Obligations.

Each LC Participant’s obligation in accordance with this Agreement to make participation advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i)           any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the Administrator, any Purchaser, the Seller or any other Person for any reason whatsoever;

(ii)           the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of participation advances hereunder;

(iii)           any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which Seller or any Originator on behalf of which a Letter of Credit has been issued may have against the LC Bank, the Administrator, any Purchaser, or any other Person for any reason whatsoever;

(iv)           any claim of breach of warranty that might be made by the Seller, the LC Bank or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, counterclaim, recoupment, defense or other right which the Seller, the LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any LC Participant, any Purchaser or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Subsidiaries of the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

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(v)           the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrator or the LC Bank has been notified thereof;

(vi)           payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;

(vii)           the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)                      any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller, unless the LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)           any Material Adverse Effect on the Seller, any Originator or any Affiliates thereof;

(x)           any breach of this Agreement or any Transaction Document by any party thereto;

(xi)           the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof;

(xii)           the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing;

(xiii)                      the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and

(xiv)                      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 1.19      Indemnity.

In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrator, the LC Bank, each LC Participant and any of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes (other than taxes imposed on or measured by such Person’s net income or net profits (or franchise taxes imposed in lieu thereof) by any

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Governmental Authority under the laws of which such Person is organized, in which its principal office is located or in which it is otherwise doing or has done business (unless it is doing or has done business solely as a result of such Person entering into, receiving any payment under, or taking any action pursuant to, this Agreement)), penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrator, the LC Bank, any LC Participant or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 1.20      Liability for Acts and Omissions.

As between the Seller, on the one hand, and the Administrator, the LC Bank, the LC Participants and the other Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, none of the Administrator, the LC Bank or any other Purchaser shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrator, the LC Bank, any LC Participant and any Conduit Purchaser, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the Administrator, the LC Bank, any LC Participant, any Conduit Purchaser or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses

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(including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrator, the LC Bank, any LC Participant and any Conduit Purchaser and each of its Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of  Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrator, the LC Bank, any LC Participant, any Conduit Purchaser  or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller, any LC Participant or any other Person.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1       Representations and Warranties; Covenants.

Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2       Termination Events.

If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time

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or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur.  Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchasers and the Administrator shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the applicable UCC and under other applicable law, rules and regulations, which rights and remedies shall be cumulative.

Section 2.3       Tax Treatment.

It is the intention of the parties that the transactions contemplated by this Agreement will create a debt obligation of the Seller for United States federal, state and local income and franchise tax purposes.  Unless otherwise required by law, each party to this Agreement, including without limitation any successors and assigns, agrees to treat the transactions accordingly for all such purposes.

ARTICLE III.
INDEMNIFICATION
    Section 3.1        Indemnities by the Seller.

Without limiting any other rights that the Administrator, the Purchasers, the Liquidity Providers, any other Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, rules or regulations, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses, liabilities and penalties (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however:  (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its employees, officers, directors, agents or counsel, (b) any indemnification which has the effect of recourse for the non-payment of the Receivables to any indemnitor (except as otherwise specifically provided under Section 1.4(e) and this Section 3.1), or (c) overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof, or in which its principal office is located or in which it is otherwise doing, or has done, business (unless it is doing business, or has done business, solely as a result of such Indemnified Party entering into, receiving any payment under, or enforcing its rights pursuant to, this Agreement).  Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)           the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of

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any information contained in an Information Package to be true and correct, or the failure of any other information provided to any Purchaser or the Administrator with respect to Receivables or this Agreement to be true and correct,

(ii)           the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document to have been true and correct as of the date made or deemed made in all respects when made,

(iii)           the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

(iv)           the failure to vest and maintain vested in the Administrator (on behalf of the Purchasers) a valid and enforceable:  (i) perfected undivided variable percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (ii) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

(v)           the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,

(vi)           any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates),

(vii)           any failure of the Seller (or any of its Affiliates acting as the Servicer) to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,

(viii)          any environmental, products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

(ix)           the commingling of Collections at any time with other funds (except as contemplated by Section 2(k) of Exhibit IV to the Agreement),

(x)           the use of proceeds of purchases or reinvestments or the issuance of any Letter of Credit by the Seller or Servicer,

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(xi)           any failure of a Lock-Box Bank to comply with the terms of a related Lock-Box Agreement, or

(xii)           any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

Section 3.2       Indemnities by the Servicer.

Without limiting any other rights that the Administrator, any Purchasers, any Liquidity Provider, any other Program Support Provider or any other Indemnified Party may have hereunder or under applicable law, rules or regulations, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly):  (a) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to any such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party.

ARTICLE IV.
ADMINISTRATION AND COLLECTIONS

Section 4.1       Appointment and Authorization of the Servicer.

(a)           The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section.  Until the Administrator gives notice to Strategic Energy (in accordance with this Section) of the designation of a new Servicer, Strategic Energy is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.  Upon the occurrence of a Termination Event, the Administrator may designate as Servicer any Person (including itself) to succeed Strategic Energy or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)           Upon the designation of a successor Servicer as set forth in clause (a), Strategic Energy agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Strategic Energy shall cooperate with and assist such new Servicer.  Such cooperation shall include access to and transfer of related records and use by the new Servicer of

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all licenses (or the obtaining of new licenses), hardware and software necessary or desirable to collect the Pool Receivables and the Related Security.

(c)           Strategic Energy acknowledges that, in making its decision to execute and deliver this Agreement, the Administrator and the Conduit Purchasers have relied on Strategic Energy’s agreement to act as Servicer hereunder.  Accordingly, Strategic Energy agrees that it will not voluntarily resign as Servicer.

(d)           The Servicer may delegate its duties and obligations hereunder to the Originators (each a “Sub-Servicer” and collectively, the “Sub-Servicers”); provided, that, in such delegation:  (i) each such Sub-Servicer agrees in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii)the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and the Conduit Purchasers shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than any Originator, the Administrator shall have consented in writing in advance to such delegation.

Section 4.2       Duties of the Servicer.

(a)           The Servicer shall take or cause to be taken all such action to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  The Servicer shall set aside, for the accounts of the Seller and each Purchaser, the amount of the Collections to which each is entitled in accordance with Article I.  The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that:  for the purposes of this Agreement, (i) such extension shall not change the number of days such Pool Receivable has remained unpaid from the date of the invoice date related to such Pool Receivable, (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Purchaser or the Administrator under this Agreement and (iii) after knowledge by or notice to, the Servicer that a Termination Event has occurred and is continuing and Strategic Energy or an Affiliate thereof is serving as the Servicer, Strategic Energy or such Affiliate may make such extension or adjustment only upon the prior approval of the Administrator.  The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of Purchasers), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable.  Notwithstanding anything to the contrary contained herein, following the occurrence and continuation of a Termination Event, the Administrator may direct the Servicer (whether the Servicer is Strategic Energy or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

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(b)           The Servicer shall, as soon as practicable following actual receipt by the Servicer or any Sub-Servicer of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Strategic Energy or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections.  The Servicer, if other than Strategic Energy or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)           The Servicer’s obligations hereunder shall terminate on the latest of:  (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date on which an amount equal to 100% of the LC Participation Amount has been deposited in the LC Collateral Account or the Letters of Credit have expired and (iv) the date on which all amounts required to be paid to the Purchasers, the Administrator and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

After such termination, if Strategic Energy or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3       Lock-Box Arrangements.

Prior to the initial purchase hereunder, the Seller shall enter into Lock-Box Agreements with all of the Lock-Box Banks and deliver counterparts thereof to the Administrator.  Upon the occurrence of a Termination Event, the Administrator may at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following:  (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrator and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement.  The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator may reasonably request to transfer such control.  Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Administrator.  The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Purchasers or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).  The Administrator hereby agrees that if it exercises its remedies under this Section 4.3, it shall apply the funds over which it exercises exclusive dominion and control to satisfy the liabilities and obligations of the Seller under this Agreement and the other Transaction Documents.

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Section 4.4       Enforcement Rights.

(a)           At any time following the occurrence of and the continuation of a Termination Event:

(i)           the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,

(ii)           the Administrator may instruct the Seller or the Servicer to give notice of the Purchasers’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee, and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors,

(iii)           the Administrator may request the Servicer to, and upon such request the Servicer shall:  (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee, and

(iv)           the Administrator may collect any amounts due from any Originator under the Sale Agreement.

(b)           The Seller hereby authorizes the Administrator, and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets.  The Administrator agrees that it will not take any such steps in the name of the Seller and on behalf of the Seller unless a Termination Event has occurred and is continuing.  Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5       Responsibilities of the Seller.

(a)           Anything herein to the contrary notwithstanding, the Seller shall:  (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by

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the Administrator or any Purchaser of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction.  Neither the Administrator nor any Purchaser shall have any obligation or liability with respect to any Pool Asset, nor shall either of them be obligated to perform any of the obligations of the Seller, Strategic Energy or any Originator thereunder.

(b)           Strategic Energy hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Strategic Energy shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Strategic Energy conducted such data-processing functions while it acted as the Servicer.

Section 4.6       Servicing Fee.

(a)           Subject to clause (b), the Servicer shall be paid a fee equal to 1.0% per annum  (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables.  The Purchasers’ Share of such fee shall be paid through the distributions contemplated by Section 1.4, and the Seller’s Share of such fee shall be paid by the Seller on each Monthly Settlement Date.

(b)           If the Servicer ceases to be Strategic Energy or an Affiliate thereof, the servicing fee shall be the greater of:  (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 105% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V.
ADMINISTRATOR

Section 5.1       Appointment, Authorization and Action of the Administrator.

(a)           Each Purchaser and Purchaser Agent hereby accepts the appointment of and irrevocably designates and appoints PNC as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto.  The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest.  The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator.  The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer.  Except to the extent provided in Section 5.10 hereof, notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law, rule or regulation.  The appointment

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and authority of the Administrator hereunder shall terminate on the date following the Facility Termination Date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, all Letters of Credit shall be cancelled or expired and all amounts due to each Person under each of the Transaction Documents shall have been paid in full.

(b)           Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement pursuant to which such Purchaser becomes a party hereto.  Each Purchaser hereby authorizes its Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c)           Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement.  Furthermore, no Purchaser shall have any rights as a third party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d)           In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns.  In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 5.2       Nature of Administrator’s Duties.

(a)           The Administrator shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents.  The duties of the Administrator shall be mechanical and administrative in nature.  The Administrator shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser.  Nothing in this Agreement or any of the Transaction Documents, express or implied, is intended to or shall be construed to impose upon the Administrator any obligations in respect of this Agreement or any of the Transaction Documents except as expressly set forth herein or therein.  The Administrator shall not have any duty or responsibility, either initially or on a continuing basis,

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to provide any Purchaser with any credit or other information with respect to the Seller, any Originator or the Servicer, whether coming into its possession before the date hereof or at any time or times thereafter.  If the Administrator seeks the consent or approval of the Purchasers or the Purchaser Agents to the taking or refraining from taking any action hereunder, the Administrator shall send notice thereof to each Purchaser and each Purchaser Agent.

(b)           The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3       Exculpatory Provisions.

None of the Purchaser Agents, the Administrator or any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the Group Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II.  The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, any Originator or any of their respective Affiliates.

Section 5.4       Reliance by Administrator.

(a)           Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator.  Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the Group Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b)           The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the Group Commitment of such Purchaser Group) and such request and any

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action taken or failure to act pursuant thereto shall be binding upon all Purchasers, Purchaser Agents and the Administrator.

(c)           The Purchasers within each Purchaser Group with a majority of the Group Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers.  Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d)           Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting.  Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5       Notice of Termination Events.

Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless the Administrator and the Purchaser Agents have received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event.  In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent and Seller, whereupon each such Purchaser Agent shall promptly give notice thereof to its Purchasers.  In the event that a Purchaser or Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator and Seller.  The Administrator shall take such action concerning a Termination Event or Unmatured Termination Event as may be directed by the Majority Purchaser Agents (unless such action otherwise requires the consent of all Purchasers, the LC Bank and/or the Required LC Participants), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and Purchaser Agents.

Section 5.6       Non-Reliance on Administrator.

Each Purchaser and Purchaser Agent expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the

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affairs of the Seller, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable.  Each Purchaser and Purchaser Agent represents and warrants to the Administrator, the other Purchasers and Purchaser Agents that it has, independently and without reliance upon the Administrator or any other Purchaser or Purchaser Agent and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Servicer or the Originators, and the Receivables and it has made and will continue to make its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser or Purchaser Agent with any information concerning the Seller, Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7       Administrator, Purchasers, Purchaser Agents and Affiliates.

Each of the Purchasers, Purchaser Agents and the Administrator and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, Servicer or any Originator or any of their respective Affiliates and PNC may exercise or refrain from exercising its rights and powers as if it were not the Administrator.  With respect to the acquisition of the Pool Assets pursuant to this Agreement, each of the Purchaser Agents and the Administrator, to the extent they are also a Purchaser, shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Purchaser Agent or the Administrator, as applicable, and the terms “Purchaser” and “Purchasers” shall include the Purchaser Agent and the Administrator in their individual capacities.

Section 5.8       Indemnification.

Each LC Participant agrees to indemnify and hold harmless the Administrator and the LC Bank and the officers, directors, employees, representatives and agents of the Administrator and the LC Bank (to the extent not reimbursed by the Seller, the Servicer or any Originator and without limiting the obligation of the Seller, the Servicer or any Originator to do so), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator, the LC Bank or such Person shall be designated a party, thereto) that may at any time be imposed on, incurred by or asserted against the Administrator, the LC Bank or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, settlements, suits, costs, expenses or disbursements resulting solely from the Administrator’s or the LC Bank’s gross negligence or willful misconduct, as finally determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, each LC Participant agrees to reimburse the Administrator and the LC Bank, ratably according to its Pro

30        STRATEGIC ENERGY - RPA

Rata Shares, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrator or the LC Bank in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement.

Section 5.9       Successor Administrator.

The Administrator may, resign at any time by giving thirty (30) Business Days’ notice thereof to the Seller, the Servicer, each Purchaser and each Purchaser Agent.  Such resignation shall not become effective until a successor Administrator is appointed by the Majority Purchaser Agents and the LC Bank and has accepted such appointment with the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the consent of the Seller shall not be required if (i) a Termination Event has occurred and is continuing or (ii) such successor Administrator is any Purchaser Agent or an Affiliate of PNC or a Purchaser Agent.  Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from any further duties and obligations under the Transaction Documents.  After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1, 3.2, 6.4 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

ARTICLE VI.
MISCELLANEOUS

Section 6.1       Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, the LC Bank and the Majority LC Participants and each Conduit Purchaser, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of any Purchaser, any Purchaser Agent or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2       Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and be sent or delivered to each party hereto at its address set forth under its name on the signature pages hereof (or in any Assumption Agreement pursuant to which it became a party hereto) or at such other address as shall be designated by such party in a written notice to the other parties hereto.  Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy

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sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3       Successors and Assigns; Assignability; Participations.

(a)           Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, none of Strategic Energy, the Seller or the Servicer may assign or transfer any of its rights or obligations or delegate any of its duties hereunder or under any Transaction Document without the prior written consent of the Administrator, the LC Bank, the Majority Purchaser Agents and the Required LC Participants.  Each of the LC Participants, with the prior written consent of the Administrator, the LC Bank and, so long as no Termination Event has occurred and is continuing, the Seller (such consent not to be unreasonably withheld, conditioned or delayed), may assign any of its interests, rights and obligations hereunder to an Eligible Assignee; provided, that (i) the Commitment amount to be assigned by any such LC Participant hereunder shall not be less than $5,000,000 and (ii) prior to the effective date of any such assignment, the assignee and assignor shall have executed and delivered to the Administrator and the LC Bank an assignment and acceptance agreement in form and substance satisfactory to the Administrator and the LC Bank. Upon the effectiveness of any such permitted assignment, (i) the assignee thereunder shall, to the extent of the interests assigned to it, be entitled to the interests, rights and obligations of an LC Participant under this Agreement and (ii) the assigning LC Participant shall, to the extent of the interest assigned, be released from any further obligations under this Agreement.

(b)           Notwithstanding anything contained in paragraph (a) of this Section 6.3, each of the LC Bank and each LC Participant may sell participations in all or any part of any Funded Purchase made by it to another bank or other entity so long as (i) no such grant of a participation shall, without the consent of the Seller, require the Seller to file a registration statement with the Securities and Exchange Commission and (ii) no holder of any such participation shall be entitled to require such LC Participant to take or omit to take any action hereunder except that it may agree with such participant that, without such participant’s consent, it will not consent to an amendment, modification or waiver with respect to (A) the reduction of any Capital, Discount or fee, (B) any extension the Facility Termination Date, (C) any increase in the Purchase Limit or the Commitment related to such participant, (D) any reserve requirements hereunder, (E) Section 1.4 hereof, (F) any issuance terms with respect to Letters of Credit or (G) the release of any collateral secured by this Agreement or any other Transaction Document.  Any such participant shall not have any rights hereunder or under the Transaction Documents except that such participant shall have rights under Sections 1.7 and 1.8 (as limited by Section 6.3(i)) and 1.9 hereunder as if it were an LC Participant; provided that no such participant shall be entitled to receive any payment pursuant to such sections which is greater in amount than the payment which the assigning LC Participant would have otherwise been entitled to receive in respect of the participation interest so sold.

(c)           This Agreement and any Conduit Purchaser’s rights and obligations herein (including ownership of the Purchased Interest or an interest therein) shall be assignable, in

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whole or in part, by any Conduit Purchaser and its successors and assigns with the prior written consent of the Administrator and the Seller; provided, however, that such consent by the Seller and the Administrator shall not be unreasonably withheld; and provided further, that no such consent by the Seller shall be required if the assignment is made during the continuance of a Termination Event or to PNC, any Affiliate of PNC (other than a director or officer of PNC), any Purchaser or other Program Support Provider or any Person that is:  (i) in the business of issuing Notes and (ii) associated with or administered by PNC or any Affiliate of PNC.  Each assignor may, in connection with the assignment, disclose to the applicable assignee (that shall have agreed to be bound by Section 5.6) any information relating to the Servicer, the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Servicer, the Seller, any Conduit Purchaser or the Administrator.  Any Conduit Purchaser shall give prior written notice of any assignment of such Conduit Purchaser’s rights and obligations (including ownership of the Purchased Interest to any Person other than a Program Support Provider).

(d)           Any Conduit Purchaser may at any time grant to one or more Liquidity Providers party to the Liquidity Agreement, or to any other Program Support Provider, participating interests in the Purchased Interest.  In the event of any such grant by a Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder.  Subject to the limitations set forth in Section 6.3(i), the Seller agrees that each Liquidity Provider or other Program Support Provider shall be entitled to the benefits of Sections 1.7 and 1.8.

(e)           This Agreement and the rights and obligations of the Administrator, the LC Bank, each LC Participant and the Purchaser Agents hereunder shall be assignable, in whole or in part, by the Administrator, the LC Bank, each LC Participant and the Purchaser Agents, as the case may be, and their respective successors and assigns, with the consent of the Seller; provided, however, that the Seller’s consent shall not be required if a Termination Event has occurred and is continuing at the time of such assignment.

(f)           Except as provided in Section 4.1(d), none of the Seller, Strategic Energy or the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Administrator.

(g)           Without limiting any other rights that may be available under applicable law, rule or regulation, the rights of any Purchaser and each Program Support Provider may be enforced through it or by its Purchaser Agent or, in the case of a Program Support Provider, the Purchaser Agent of the related Purchaser.

(h)           If required by the Administrator or any Purchaser Agent or to maintain the ratings of any Conduit Purchaser, each Assumption Agreement or other assignment and acceptance agreement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.

(i)           Notwithstanding anything herein to the contrary, no Affected Person may assign, transfer or otherwise dispose of any or all of its rights or obligations to any person that is not a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, without the consent of Seller (such consent not to be unreasonably withheld).  In the

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event that any such assignment, transfer or other disposition is made without the Seller’s consent, such assignee, transferee or successor shall not be entitled to any additional amounts for any taxes, as set forth in Section 1.8, from Seller.

Section 6.4       Costs, Expenses and Taxes.

(a)           In addition to the rights of indemnification granted under Sections 1.19 and 3.1, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits of Pool Receivables by the Administrator, or by third parties at the direction of the Administrator, provided that the Seller shall not pay for more than one audit per year unless a Termination Event has occurred and is continuing) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including:  (i) Attorney Costs for the Administrator, the Purchasers and their respective Affiliates and agents with respect thereto and with respect to advising the Administrator, the Purchasers and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrator, the Purchasers and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents; provided, however, that Attorney Costs incurred other than with respect to clauses (i) or (ii) above shall be limited to such Attorney Costs of only one outside counsel to the Administrator and the Purchaser Groups.

(b)           In addition, the Seller shall pay on demand any and all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees (it being understood and agreed that this Section 6.4(b) shall exclude taxes imposed on the overall or branch pre-tax net income of each such Person, and franchise taxes imposed on each such Person, by the jurisdiction under the laws of which such Person is organized or otherwise is considered doing, or having done, business (unless such Person would not be considered doing, or having done, business in such jurisdiction, but for having entered into, or engaged in the transactions in connection with, this Agreement or any other Transaction Document) or a political subdivision thereof).

Section 6.5       No Proceedings; Limitation on Payments.

(a)           Each of the Seller, Strategic Energy, the Servicer, the Administrator, the LC Bank, each LC Participant, each other Purchaser, each Purchaser Agent and each assignee of any Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser or Purchaser Agent any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by all Conduit Purchasers is paid in full.  Each party hereto agrees that it will not institute against, or join any other Person in instituting

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against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after which all other indebtedness and other obligations of the Seller hereunder and under each other Transaction Document shall have been paid in full; provided, however, that the Administrator may take any such action with the prior written consent of the Majority Purchaser Agents and the LC Bank.

(b)           Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall pay or be obligated to pay any amount payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of its Notes are paid in full.  Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.

The provisions of this Section 6.5 shall survive any termination of this Agreement.

Section 6.6       Confidentiality.

Each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) and that certain Summary of Terms and Conditions, dated July 30, 2007 in communications with third parties and otherwise; provided, that this Agreement may be disclosed to:  (a) any Affiliate of the Seller or the Servicer or any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of such Person if they agree to hold it confidential, (b) any potential financing providers of or investors in the Servicer or any Originator if they agree to hold it confidential pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator, (c) each of Strategic Energy’s, the Seller’s and the Servicer’s legal counsel and auditors if such legal counsel and auditors agree to hold it confidential, and (d) as otherwise required by applicable law, rules or regulations, provided prior notice is given to the Seller.  Unless otherwise required by applicable law, rules or regulations, each of the Administrator, the Purchaser Agents and the Purchasers agrees to maintain the confidentiality of non-public financial information regarding Strategic Energy and its Subsidiaries and Affiliates; provided, that such information may be disclosed to:  (i) any Affiliate of the Administrator, any Purchaser Agent or any Purchaser or any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of such Person if they agree to hold it confidential, (ii) any potential assignees and participants if they agree to hold it confidential, (iii) legal counsel and auditors of any Purchaser Agent, any Purchaser or the Administrator if they agree to hold it confidential, (iv) the rating agencies rating the Notes, (v) any Program Support Provider or potential Program Support Provider if they agree to hold it confidential, (vi) any placement agent placing the Notes and (vii) any regulatory authorities having jurisdiction over PNC, any Purchaser Agent, any Purchaser, any Program Support Provider or any Purchaser.

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Section 6.7       GOVERNING LAW AND JURISDICTION.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF NEW YORK COUNTY, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.8       Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9       Survival of Termination; Non-Waiver.

The provisions of Sections 1.7, 1.8, 1.18, 1.19, 3.1, 3.2, 6.3(i), 6.4, 6.5, 6.6, 6.7, 6.10 and 6.13 shall survive any termination of this Agreement.  Neither the Servicer nor any other Person may waive a breach of Exhibit III, Section 1(g) or 1(j) or Exhibit IV, Section 1(d) or 2(i) of this Agreement for so long as the Notes are outstanding.

Section 6.10     WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR

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CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 6.10 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11      Entire Agreement.

This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.12      Headings.

The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.13      Purchasers’ and Purchaser Agents’ Liabilities.

The obligations of each Purchaser and Purchaser Agent under the Transaction Documents are solely the obligations of such Purchaser or Purchaser Agent.  No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any stockholder, employee, officer, director, organizer or incorporator of any Purchaser or Purchaser Agent; provided, however, that this Section shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct.

Section 6.14      Sharing of Recoveries.

Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery.  If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

      Section 6.15      Intercreditor Agreement.

Each of the Purchasers and the Purchaser Agents hereby authorizes the Administrator to enter into the Intercreditor Agreement and agrees to be bound by the provisions thereof.  The Administrator shall be authorized to make any amendment, waiver, permit, consent or approval

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with respect to the Intercreditor Agreement in its sole discretion, subject to the consent of the Purchaser Agents, and any such amendment, waiver, permit, consent or approval shall be binding upon each of the Purchasers and the Purchaser Agents.

Section 6.16      Payments to Non-Lock-Box Accounts.

Notwithstanding anything to the contrary herein or in the Sale Agreement or the Lock-Box Agreement, solely to the extent that any payments with respect to Receivables (including any Collections or other proceeds of such Receivables) are credited to or deposited into any account set forth on Schedule VII hereto (the “Non-Lock-Box Accounts”) within ninety (90) days following the Closing Date, so long as the Seller or the Servicer redirects all such amounts to a Lock-Box Account within one (1) Business Day after the crediting or depositing of such amount into such Non-Lock-Box Account, the Administrator, each Purchaser Agent and each Purchaser hereby consents to the departure from all representations, warranties and covenants by the Seller and the Servicer solely in respect of the credit to or deposit into a Non-Lock-Box Account of any such amounts.  The temporary consent to departure from such representations, warranties and covenants by the Seller and the Servicer provided for in this Section 6.16 shall automatically terminate on the 91st day following the Closing Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	STRATEGIC RECEIVABLES, LLC By: /s/ Andrew J. Washburn Name: Andrew J. Washburn Title: President
	Address:	Two Gateway Center Pittsburgh, PA 15222-1458
	Attention:	Andrew J. Washburn
	Telephone:	(412) 258-2188
	Facsimile:	(412) 258-2199

INITIAL SERVICER:	STRATEGIC ENERGY, L.L.C. By: /s/ Brian M. Begg Name: Brian M. Begg Title: VP, Corporate Development & Finance
	Address:	Two Gateway Center Pittsburgh, PA 15222-1458
	Attention:	Brian M. Begg
	Telephone:	(412) 394-6267
	Facsimile:	(412) 394-6664

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CONDUIT PURCHASERS:	MARKET STREET FUNDING LLC By: /s/ Doris J. Hearn Name: Doris J. Hearn Title: Vice President
	Address:	Market Street Funding LLC c/o AMACAR Group, LLC 6525 Morrison Boulevard, Suite 318 Charlotte, North Carolina 28211
	Attention:	Doug Johnson
	Telephone:	704-365-0569
	Facsimile:	704-365-1362

With a copy to:

PNC Bank, National Association One PNC Plaza, 26th floor 249 Fifth Avenue Pittsburgh, PA 15222
	Attention:	Bill Falcon
	Telephone:	412-762-5442
	Facsimile:	412-762-9184
	Commitment:	$112,500,000

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FIFTH THIRD BANK By: /s/ Andrew D. Jones Name: Andrew D. Jones Title: Assistant Vice President
Address:	Fifth Third Bank 38 Fountain Square Plaza, MD 109047 Cincinnati, Ohio 45263 Attention: Andrew D. Jones Telephone No.:(513) 534-0836 Facsimile No.: (513) 534-0319

With a copy to its Purchaser Agent

Commitment:	$62,500,000

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ADMINISTRATOR AND PURCHASER AGENT FOR MARKET STREET:	PNC BANK, NATIONAL ASSOCIATION By: /s/ William P. Falcon Name: William P. Falcon Title: Vice President
	Address:	PNC Bank, National Association One PNC Plaza, 26th floor 249 Fifth Avenue Pittsburgh, PA 15222
	Attention:	Bill Falcon
	Telephone:	412-762-5442
	Facsimile:	412-762-9184

PURCHASER AGENT FOR FIFTH THIRD BANK:	FIFTH THIRD BANK By: /s/ Andrew D. Jones Name: Andrew D. Jones Title: Assistant Vice President
	Address:	Fifth Third Bank 38 Fountain Square Plaza, MD109047 Cincinnati, Ohio 45263
	Attention:	Tausha Bush
	Telephone:	(513) 534-6235
	Facsimile:	(513) 534-0875

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LC BANK/LC PARTICIPANTS:                                                                                     PNC BANK, NATIONAL ASSOCIATION,
                 as the LC Bank and as an LC Participant

                By: /s/ Thomas A. Majeski
                Name:  Thomas A. Majeski
                Title:    Vice President

Address:	One PNC Plaza, 26th floor
249 Fifth Avenue
Pittsburgh, PA 15222
Attention:	Thomas Majeski
Telephone:	412-762-2431
Facsimile:	412-762-4718

Commitment:	$112,500,000
Pro-Rata Share:	64.29%

                                                FIFTH THIRD BANK,
                                    as the LC Bank and as an LC Participant

                By: /s/ Andrew D. Jones
                Name:  Andrew D. Jones
               Title:    Vice President

Address:	38 Fountain Square Plaza,
MD 109047
Cincinnati, Ohio 45263
Attention:	Tausha Bush
Telephone:	(513) 534-6235
Facsimile:	(513) 534-0875

Commitment:	$62,500,000
Pro-Rata Share:	35.71%

S-5        STRATEGIC ENERGY - RPA

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).  Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means (i) a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of, or assigned to, any Purchaser Agent, Purchaser or the Administrator (for the benefit of such Purchaser Agent or Purchaser) or PNC shall not constitute an Adverse Claim, or, (ii) when used in connection with a Receivable or Collections or Related Rights with respect to a Receivable, a claim or contention by or on behalf of a representative of the estate of any Originator which may be created under § 541 of the Bankruptcy Code that a Receivable generated by such Originator (or Collections or Related Rights with respect to such Receivable) which has been purchased or accepted as a contribution by the Seller from such Originator pursuant to the Sale Agreement constitutes property of such estate or that the transfer of such Receivable (or Collections or Related Rights with respect to such Receivable) should be avoided under § 544 or 548 of the Bankruptcy Code.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person:  (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer:  (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to any Purchaser, Affiliate shall mean the holder(s) of its capital stock or membership interests, as the case may be; provided, however, that Kansas City Power & Light shall be deemed not to be an Affiliate.  For purposes of this definition, control of a Person shall mean the power, direct or indirect:  (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Assumption Agreement” means an agreement substantially in the form acceptable to the Administrator.

“Alternate Rate” for any Settlement Period for any Portion of Capital of the Purchased Interest means an interest rate per annum equal to:  (a) 2.25% per annum above the Euro-Rate for such Settlement Period; provided, however, that if (x) it shall become unlawful for any Purchaser or Program Support Provider to obtain funds in the London interbank eurodollar market in order to make, fund or maintain any Purchased Interest, or if such funds shall not be reasonably available to any Purchaser or Program Support Provider, or (y) there shall not be at least two

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Business Days prior to the commencement of an applicable Settlement Period to determine a Euro-Rate in accordance with its terms, then the “Alternate Rate” shall be equal to the Base Rate in effect for each day during the remainder of such Settlement Period or (b) if requested by the Seller the Base Rate for such Settlement Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.00% per annum above the Base Rate in effect on such day.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C.  § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, (i) in the case of Market Street, the Market Street Base Rate, and (ii) in the case of each other Conduit Purchaser, the rate set forth as the Base Rate for such Conduit Purchaser in the related Fee Letter.

“Base Rate Portion of Capital” shall mean a Portion of Capital, the Discount with respect to which is calculated at a per annum rate based on the interest rate determined by reference to the Base Rate.

“BBA” means the British Bankers’ Association.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Strategic Energy or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” means any day (other than a Saturday or Sunday) on which:  (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to the Seller pursuant to Section 1.1(a) or Section 1.1(b) and the aggregate amount of all unreimbursed draws deemed to be Funded Purchases pursuant to the Agreement (including Section 1.2(e)), or such amount divided or combined in order to determine the Discount applicable to any Portion of Capital, in each case reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means that (a) Strategic Energy, ceases to own, directly or indirectly, 100% of the membership interests of the Seller free and clear of all Adverse Claims, or (b) Strategic Energy ceases to own, directly or indirectly, 100% of the membership interests or capital stock, as the case may be, of the Originators, free and clear of all Adverse Claims.

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“Closing Date” means October 3, 2007.

“Collections” means, with respect to any Pool Receivable:  (a) all funds that are received by any Originator, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.

“Commitment” shall mean, (i) as to a Conduit Purchaser, that dollar amount set forth as the “Commitment” under its name on the signature pages to the Agreement, (ii) as to any LC Participant, its commitment to make participation advances and/or share in draws, in each case, under Letters of Credit up to that dollar amount set forth as the “Commitment” under its name on the signature pages to the Agreement or in the Assumption Agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment and (iii) as to the LC Bank, its commitment to issue or cause the issuance of Letters of Credit up to that dollar amount set forth as the “Commitment” under its name on the signature pages to the Agreement (or, as applicable, set forth in any amendment thereto or set forth in any assignment agreement entered into pursuant to Section 6.3 as such dollar amount may be reduced pursuant to Section 1.1(c) of the Agreement); provided, however, that if any Person is a Conduit Purchaser and an LC Participant, such Person’s Commitment shall not exceed the greater of (x) the Commitment set forth under its name on the signature pages to the Agreement in such Person’s capacity as Conduit Purchaser and (y) the Commitment set forth under its name on the signature pages to the Agreement in such Person’s capacity as LC Participant; provided, further, that the aggregate Commitments of all Purchasers in a Purchaser Group shall not exceed the Commitment set forth under such Purchaser Group’s Conduit Purchaser’s name on the signature pages to the Agreement; and “Commitments” shall mean the aggregate commitments of the LC Participants to make participating advances in the Letters of Credit up to the Purchase Limit (or, if less, the amount permitted under Section 1.1(b)).

“Company Note” has the meaning set forth in Section 3.1 of the Sale Agreement.

“Concentration Percentage” means:  (a) for any Group A Obligor, 10.0%, (b) for any Group B Obligor, 10.0%, (c) for any Group C Obligor 5.0% and (d) for any Group D Obligor, 2.5%.

“Concentration Reserve” means, at any time, the product of:  (a) the Capital plus the LC Participation Amount, at such time multiplied by (b)(i) the Concentration Reserve Percentage, divided by (ii) 1 minus the Concentration Reserve Percentage.

“Concentration Reserve Percentage” means, at any time the following expressed as a percentage (as opposed to a fraction), (a) the largest of the following:  (i) the sum of four largest Group D Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (ii) the sum of the two largest Group C Obligor Receivables balances (up to the Concentration Percentage for each Obligor) and (iii) the largest Group B Obligor Receivables balances (up to

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the Concentration Percentage for each Obligor) or Group A Obligor Receivables balances (up to the Concentration Percentage for each Obligor), divided by (b) Eligible Receivables.

“Conduit Purchaser” has the meaning set forth in the preamble to the Agreement.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“CP Rate” for any Settlement Period for any Portion of Capital means (i) in the case of Market Street, a rate calculated by the Administrator equal to:  (a) the rate (or if more than one rate, the weighted average of the rates) at which Notes of Market Street on each day during such period have been outstanding; provided, that if such rate(s) is a discount rate(s), then the CP Rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate(s) to an interest-bearing equivalent rate plus (b) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Notes, expressed as a percentage of the face amount of such Notes and converted to an interest-bearing equivalent rate per annum, and (ii) in the case of each other Conduit Purchaser, the rate set forth as the CP Rate for such Conduit Purchaser in the related Fee Letter.  Notwithstanding the foregoing, the “CP Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.00% above the Base Rate in effect on such day.

“Credit Agreement” means that certain Credit Agreement, dated on or about October 3, 2007, among Strategic Energy, the lenders and guarantors party thereto and PNC, as administrative agent thereunder, as amended, restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Cut-off Date” has the meaning set forth in Section 1.1(a) of the Sale Agreement.

“Days’ Sales Outstanding” means, at any time, an amount computed as of the last day of each calendar month equal to:  (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by the Originators during the three calendar months ended on or before the last day of such calendar month divided by (ii) 90.

“Debt” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (it being understood that, with respect to the Servicer or any Originator, any such obligation which is less than ninety-one (91) days deferred shall not constitute “Debt”), (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under

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direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing:  (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate credit sales made by the Originators during the month that is seven calendar months before such month.

“Defaulted Receivable” means a Receivable:

(a)           as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment (which shall be determined without regard to any credit memos or credit balances available to the Obligor), or

(b)           without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing:  (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month of:  (a) the aggregate credit sales made by the Originators during the two most recent calendar months to (b) the Net Receivables Pool Balance at the last day of the most recent calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing:  (a) the aggregate amount of payments required to be made by the Seller pursuant to Section 1.4(e)(i) of the Agreement during such calendar month by (b) the aggregate credit sales made by the Originators during the month that is one month prior to the current calendar month.

“Dilution Reserve” means, on any date, an amount equal to:  (a) the sum of the Capital plus the LC Participation Amount at the close of business of the Seller on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

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“Dilution Reserve Percentage” means on any date, the following expressed as a percentage (as opposed to a fraction):  the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) 2.00 times the average of the Dilution Ratio for the twelve most recent calendar months and (y) the Spike Factor.

“Discount” means with respect to any Purchaser:

(a)           for the Portion of Capital for any Settlement Period to the extent such Conduit Purchaser will be funding such Portion of Capital during such Settlement Period through the issuance of Notes:

CPR x C x ED/360

(b)           for the Portion of Capital for any Settlement Period to the extent such Purchaser will not be funding such Portion of Capital during such Settlement Period through the issuance of Notes or, if the LC Bank and/or any LC Participant has made or has been deemed to have made a Funded Purchase, in connection with any drawing under a Letter of Credit that has not been reimbursed, which accrues Discount pursuant to Section 1.2(e) of the Agreement:

AR x C x ED/Year + TF

where:

AR =	the Alternate Rate for the Portion of Capital for such Settlement Period with respect to such Purchaser,

C =	the Portion of Capital during such Settlement Period with respect to such Purchaser,

CPR =	the CP Rate for the Portion of Capital for such Settlement Period with respect to such Purchaser,

ED =	the actual number of days during such Settlement Period,

Year =	if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

TF =	the Termination Fee, if any, for the Portion of Capital for such Settlement Period with respect to such Purchaser;

provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Drawing Date” has the meaning set forth in Section 1.14 of the Agreement.

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“Eligible Assignee” means any bank or financial institution whose lending office is in the United States or is doing business in the United States and that is acceptable to the LC Bank and the Administrator.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a)           the Obligor of which is (i) a United States resident, (ii) not a government or a governmental subdivision or department, affiliate or agency other than the United States or a governmental subdivision or department, affiliate or agency of the United States, (iii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement and (iv) not an Affiliate of Strategic Energy or any other Originator;

(b)           that is denominated and payable only in U. S. dollars in the United States to a Lockbox Account;

(c)           that does not have a stated maturity which is more than 45 days after the original invoice date of such Receivable;

(d)           that arises under a duly authorized Contract for the sale and delivery of goods or services in the ordinary course of the related Originator’s business;

(e)           that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms;

(f)           that conforms in all material respects with all applicable laws, rulings and regulations in effect, and the transfer of which does not violate any applicable law, rule or regulation in effect;

(g)           that is not the subject of any default, dispute, offset, hold back defense, Adverse Claim, litigation or other claim;

(h)           that satisfies all applicable requirements of the applicable Credit and Collection Policy, (including, without limitation, the origination thereof);

(i)           that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement;

(j)           in which the Seller owns good and marketable title, free and clear of any Adverse Claims (other than Permitted Liens), and that is freely assignable by the Seller (including without any consent of the related Obligor) and the representations and warranties with respect to such Receivable set forth in Section 2.1 and clause (1)(g) of Exhibit III are true;

(k)           for which the Administrator, for the benefit of the Purchasers, shall have a valid and enforceable undivided variable percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected

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security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(l)           that constitutes an “account” as defined in the UCC, and that is not evidenced by instruments or chattel paper;

(m)           that is neither a Defaulted Receivable nor a Delinquent Receivable;

(n)           for which neither any Originator thereof, the Seller nor the Servicer has established any offset arrangements with the related Obligor;

(o)           that represents amounts earned and payable by the Obligor that are not subject to the performance of any additional services (other than, solely with respect to a Receivable described in clause (p) below, billing for such Receivable) the Originator thereof;

(p)           (i) the goods with respect to which have been shipped, (ii) the services with respect to which have been rendered or (iii) the electricity with respect to which has been used by the end-user, but in any case such Receivable has not yet been billed to the related Obligor within 60 days from the date of the such goods shipment or service rendering, as applicable; and

(q)           for which the sum of the Outstanding Balances of all Receivables of the related Obligor with respect to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment do not exceed 50% of the Outstanding Balance of all such Obligor’s Receivables,

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the rulings and regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor statutes.

“ERISA Affiliate” means:  (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Strategic Energy, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Strategic Energy, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Rate” means with respect to any Settlement Period the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrator in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if the BBA or its successor ceases to provide display page

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3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m.  (London time) on the Business Day which is two (2) Business Days prior to the first day of such Settlement Period for an amount comparable to the Portion of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Settlement Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.  The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted
by BBA as shown on Dow Jones Markets Service
display page 3750 or appropriate successor

1.00 - Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).  The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  The Administrator shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Excess Concentration” means the sum of the following amounts:

(i) the sum of the following with respect to each such obligation: the amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to:  (a) the Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool that have been allocated by the Administrator, in its sole discretion, to a specific Obligor;

(ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligor of which is a United States governmental entity, exceeds 2.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; and

(iii) the amount by which the sum of all Eligible Receivables classified as “unbilled” for more than 30 days but less than or equal to 60 days exceeds 25.0% of all Eligible Receivables.

“Excluded Receivable” means any indebtedness and other obligations owed to the Seller (as the assignee of the related Originator) or any Originator by, or any right of any Originator to payment from or on behalf of, an Obligor which is a wholesale provider of electricity or an independent system operator, in either case which is listed on Schedule VI hereto, arising from a wholesale Contract between the related Originator and such Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods, the rendering of services or the sale of electricity by any Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto.

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“Exiting Notice” has the meaning set forth in Section 1.4(b)(ii) of the Agreement.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii) of the Agreement.

“Facility Termination Date” means the earliest to occur of:  (a) October 1, 2010, (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(c) of the Agreement, (d) the date that the commitments of the Liquidity Providers terminate under the Liquidity Agreements (it being understood that the date set forth in Liquidity Agreement related to Market Street, as Conduit Purchaser, as the scheduled “purchase termination date” shall initially be October 1, 2008), (e) any Conduit Purchaser or any Purchaser Agent shall fail to cause the amendment or modification of any Transaction Document or related opinion as required by Moody’s or Standard and Poor’s, and such failure shall continue for 30 days after such amendment is initially requested and (f) with respect to the LC Bank, the Scheduled Commitment Termination Date.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.  15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m.  Quotations for U.S.  Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m.  Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m.  Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m.  (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” has the meaning set forth in Section 1.5 of the Agreement.

“Funded Purchase” shall mean a purchase or deemed purchase of undivided interests in the Purchased Interest  under the Agreement which (i) is paid for in cash (other than through reinvestment of Collections pursuant to Section 1.4(b) of the Agreement) or (ii) treated as a Funded Purchase pursuant to Section 1.2(e) of the Agreement.

“Governmental Acts” has the meaning set forth in Section 1.19 of the Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

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“Group A Obligor” means any Obligor with a short-term rating of at least:  (a) “A-l” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group B Obligor” means an Obligor, not a Group A Obligor, with a short-term rating of at least:  (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group C Obligor” means an Obligor, not a Group A Obligor or a Group B Obligor, with a short-term rating of at least:  (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and uncreditenhanced debt securities.

“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, a Group B Obligor or a Group C Obligor.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.

“Information Package” means a report, in substantially the form of Annex A to the Agreement, furnished to the Administrator pursuant to the Agreement.

“Insolvency Proceeding” means:  (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, or any composition, marshalling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.  S.  Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or about October 3, 2007, among Strategic Energy, the Administrator and PNC, as administrative agent

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under the Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of the Internal Revenue Code also refer to any successor sections.

“LC Bank” has the meaning set forth in the preamble to the Agreement.

“LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrator.

“LC Commitment” means, the “Commitment” of each LC Participant party hereto as set forth under its name on the signature pages to the Agreement or as set forth in any assignment agreement pursuant to which it became a party hereto.

“LC Participant” has the meaning set forth in the preamble to the Agreement.

“LC Participation Amount” shall mean, at any time, the then aggregate undrawn face amount of all outstanding Letters of Credit.

“Letter of Credit” shall mean any stand-by letter of credit issued by the LC Bank for the account of the Seller pursuant to the Agreement.

“Letter of Credit Application” has the meaning set forth in Section 1.12 of the Agreement.

“Liquidity Agent” means each of the banks acting as agent for the various Liquidity Banks under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box Account” means an account listed on Schedule II to the Agreement, in each case in the name of the Seller and maintained by the Seller at a bank or other financial institution for the purpose of receiving Collections, either by check deposit or wire or ACH transfer.

“Lock-Box Agreement” means an agreement, in form and substance satisfactory to the Administrator, among the Seller, the Servicer, the Administrator, and a Lock-Box Bank, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Reserve” means, on any date, an amount equal to:  (a) the sum of Capital plus the LC Participation Amount at the close of business of the Seller on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the following expressed as a percentage (as opposed to a fraction):

(2.0) *(ADR) * (ACS)
Net Receivables Pool Balance

As used herein:

“ADR” means the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months.

“ACS” means the aggregate credit sales made by the Originators (or Receivables of such Originators otherwise created) during the five most recent calendar months and 25% of the aggregate credit sales made by the Originators (or Receivables of such Originators otherwise created) during the calendar month that is five months prior to the most recent calendar month.

“Majority LC Participants” shall mean LC Participants whose Pro Rata Shares aggregate 51% or more.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents whose Group Commitments aggregate 2/3rds or more of the aggregate of the Group Commitments of all Purchaser Groups; provided, however, that so long as any Purchaser Group’s Group Commitment is greater than 50% of the aggregate Group Commitments, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents whose Group Commitments aggregate more than 50% of the aggregate Group Commitments.

“Market Street” means Market Street Funding LLC, a Delaware limited liability company.

“Market Street Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)           the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “prime rate.” Such “prime rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b)           0.50% per annum above the latest Federal Funds Rate.

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“Material Adverse Effect” means, relative to any Person, with respect to any event or circumstance, a material adverse effect on:

(a)           the assets, operations, business or financial condition of (i) the Seller or (ii) Strategic Energy or its Subsidiaries,

(b)           the ability of any of the Originators, the Servicer or the Seller to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

(c)           the validity or enforceability of the Agreement or any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or

(d)           the status, perfection, enforceability or priority of the Administrator’s or any Purchaser’s or the Seller’s interest in the Pool Assets.

“Member” shall have the meaning set forth in Schedule A to the Seller’s limited liability company agreement.

“Minimum Dilution Reserve” means, on any date, an amount equal to the product of (a) the sum of the Capital plus the LC Participation Amount at the close of business of the Seller on such date multiplied by (b) (i) the Minimum Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Minimum Dilution Reserve Percentage on such date.

“Minimum Dilution Reserve Percentage” means on any date, the following expressed as a percentage (as opposed to a fraction): the product of (x) the Dilution Horizon multiplied by (y) the average of the Dilution Ratios for the twelve most recent calendar months.

“Monthly Settlement Date” means the 23rd day of each calendar month (or the next succeeding Business Day if such day is not a Business Day), beginning October 23, 2007.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means, at any time:  (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) Excess Concentration.

“Notes” means short-term promissory notes issued, or to be issued, by each Conduit Purchaser (or by its related commercial paper issuer if such Conduit Purchaser does not itself issue commercial paper notes) to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Order” has the meaning set forth in Section 1.20 of the Agreement.

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“Originator” and “Originators” have the meaning set forth in the Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrator.

“Originator Assignment Certificate” means the assignment by each Originator to the Seller, in substantially the form of Exhibit C to the Sale Agreement, evidencing Seller’s ownership of the Receivables generated by the Originators, as the same may be amended, restated, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Paydown Notice” has the meaning set forth in Section 1.4(f)(i) of the Agreement.

“Payment Date” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Permitted Liens” shall mean the following encumbrances: (a) liens for taxes or assessments or other governmental charges or levies not yet due and payable, (b)  inchoate and unperfected workers’, mechanics’ or suppliers’ liens arising in the ordinary course of business; and (c) any judgment lien against any Originator or the Servicer in the aggregate for all such liens not to exceed $1,000,000 to the extent not unstayed, unbonded, unvacated or undischarged for more than 30 days.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to the Agreement.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser(or its successors or permitted assigns) by reference to a particular interest rate basis.  In addition, at any time when the Capital of the Purchased Interest is not divided into two or more such portions, “Portion of Capital” means 100% of the Capital.

“Pro Rata Share” shall mean, as to any LC Participant or the LC Bank, a fraction, the numerator of which equals the Commitment of such LC Participant or the LC Bank at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants and the LC Bank at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for:  (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser in connection with such

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Conduit Purchaser’s Receivables securitization program, (b) the issuance of one or more surety bonds in connection with such Conduit Purchaser’s Receivables securitization program for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).

“Program Support Provider” means and includes any Purchaser, any Liquidity Provider and any other Person (other than any customer of the related Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, any Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means $175,000,000, as such amount may be reduced pursuant to Section 1.1(c) of the Agreement.  References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then aggregate outstanding Capital plus the LC Participation Amount.

“Purchase Notice” has the meaning set forth in Section 1.2(a) of the Agreement.

“Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Purchase Report” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Purchased Interest” means, at any time, the undivided variable percentage ownership interest of all Purchasers, collectively, in:  (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.  Such undivided variable percentage interest shall be computed as:

      Capital + LC Participation Amount + Total Reserves
Net Receivables Pool Balance

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The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.

“Purchaser Agent” has the meaning set forth in the preamble to the Agreement.

“Purchaser Group” means, for each Conduit Purchaser, such Conduit Purchaser, its related Purchaser Agent and, in the case of Market Street as a Conduit Purchaser, the LC Bank, and in the case of each other Conduit Purchaser, the related LC Participant in addition to itself and Purchaser Agent.

“Purchasers” means each Conduit Purchaser, the LC Bank and each LC Participant.

“Purchasers’ Share” of any amount means such amount multiplied by the Purchased Interest at the time of determination.

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s Group Commitment divided by the aggregate Group Commitments of all Purchaser Groups.

“Receivable” means any indebtedness and other obligations owed to the Seller (as the assignee of the related Originator) or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods, the rendering of services or the sale of electricity by any Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Excluded Receivables shall not constitute Receivables.  Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.

“Reimbursement Obligation” has the meaning set forth in Section 1.14 of the Agreement.

“Related Rights” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)           all of the Seller’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(b)           all instruments and chattel paper that may evidence such Receivable,

(c)           all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

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(d)           all of the Seller’s and each Originator’s rights, interests and claims under the Contracts and all guaranties, warranties, indemnities, insurance (and proceeds and premium refunds with respect thereto) and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

(e)           all of the Seller’s rights, interests and claims under the Sale Agreement and the other Transaction Documents.

“Required LC Participants” shall mean the LC Participants whose Pro Rata Shares aggregate 66⅔% or more.

“Responsible Officer” means, with respect to each Originator, the Servicer and the Seller, any president, vice president, treasurer, assistant treasurer, secretary, assistant secretary, chief financial officer, controller or any other officer of any such Person charged with the responsibility for administration of any Transaction Document.

“Restricted Payments” has the meaning set forth in Section 1(n) of Exhibit IV of the Agreement.

“Sale Agreement” means the Purchase and Sale Agreement, dated as of even date herewith, between the Seller and the Originators, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Scheduled Commitment Termination Date” means with respect to the LC Bank, initially October 1, 2010, as such date may be extended from time to time in the sole discretion of the LC Bank.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Seller’s Share” of any amount means the greater of:  (a) $0 and (b) such amount minus the Purchasers’ Share.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of the Agreement.

“Servicing Fee Rate” shall mean the rate referred to in Section 4.6 of the Agreement.

“Servicer Termination Event” shall mean a Termination Event set forth in any of paragraphs (a), (b), (c), (d), (k) or (m) of Exhibit V to the Agreement with respect to the Servicer.

“Settlement Date” means with respect to any Portion of Capital for any Settlement Period, (i) prior to the Facility Termination Date, the Monthly Settlement Date and (ii) on and after the Facility Termination Date, each day selected from time to time by the Administrator (it

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being understood that the Administrator may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Period” means:  (a) before the Facility Termination Date:  (i) initially the period commencing on the date of the initial purchase pursuant to Section 1.2 of the Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date, and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date, and (b) on and after the Facility Termination Date:  such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each period of 30 days from the last day of the preceding Settlement Period.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i)           the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii)           the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii)           such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv)           such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A)           the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B)           the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C)           the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

(D)           the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

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“Special Member” shall have the meaning set forth in Schedule A to the Seller’s limited liability company agreement.

“Spike Factor” means, for any calendar month, (a) the positive difference, if any, between:  (i) the highest Dilution Ratio for any one calendar month during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) (i) the highest Dilution Ratio for any one calendar month during the twelve most recent calendar months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Standard & Poor’s” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.

“Strategic Energy” has the meaning set forth in the preamble to the Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled:  (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Termination Day” means:  (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Termination Fee” means, for any Settlement Period during which a Termination Day occurs, with respect to any Purchaser, the amount, if any, by which:  (a) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Settlement Period pursuant to the definition thereof) that would have accrued during such Settlement Period on the reductions of Capital relating to such Settlement Period had such reductions not been made, exceeds (b) the income, if any, received by the Purchasers from investing the proceeds of such reductions of Capital, as determined by the Administrator, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Total Reserves” means, at any time the sum of:  (a) the Yield Reserve, plus (b) the greater of (i) the sum of the Loss Reserve plus the Dilution Reserve or (ii) the Minimum Dilution Reserve plus the Concentration Reserve.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, the Fee Letters, the Sale Agreement, the Intercreditor Agreement and all other certificates, instruments, UCC financing statements, reports, notices and agreements executed or delivered under or in connection with the Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Agreement.

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“Transfer” has the meaning set forth in Section 1.1(a) of the Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United States” means the United States of America.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Yield Reserve” means, on any date, an amount equal to:  (a) the sum of the Capital plus the LC Participation Amount at the close of business of the Seller on such date multiplied by (b)(i) the Yield Reserve Percentage on such date divided by (ii) 100% minus the Yield Reserve Percentage on such date.

“Yield Reserve Percentage” means at any time:

(BR+SFR) x l.5 x DSO
360

where:

BR =	the Base Rate computed for the most recent Settlement Period,

DSO =	Days’ Sales Outstanding, and

SFR =	the Servicing Fee Rate

Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.  Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

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EXHIBIT II
CONDITIONS OF PURCHASES

1.           Conditions Precedent to Effectiveness of the Agreement.  The effectiveness of this Agreement is subject to the following conditions precedent that the Administrator shall have received on or before the Closing Date, each in form and substance (including the date thereof) satisfactory to the Administrator:

(a)           Each of the counterparts of the Agreement and each other Transaction Document, duly executed by the parties thereto.

(b)           Certified copies of:  (i) the resolutions of the Board of Directors or members or managers, as applicable, of each of the Seller, Strategic Energy and each Originator authorizing the execution, delivery and performance by the Seller, Strategic Energy and each Originator, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation or articles of organization and by-laws or limited liability company agreement, as applicable, of the Seller, Strategic Energy and each Originator.

(c)           A certificate of the Secretary or Assistant Secretary of the Seller, each Originator and Strategic Energy certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents to which it is a party.  Until the Administrator receives a subsequent incumbency certificate from the Seller, any Originator, or Strategic Energy, as the case may be, the Administrator shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator, or Strategic Energy, as the case may be.

(d)           Proper financing statements (Forms UCC 1 and UCC 3), duly authorized on or before the Closing Date of such initial purchase suitable for filing under the UCC of all jurisdictions that the Administrator may deem necessary in order to perfect the interests of the Seller and the Administrator (for the benefit of the Purchasers) contemplated by the Agreement and the Sale Agreement.

(e)           Proper financing statements (Form UCC 3), duly authorized and suitable for filing under the UCC of all jurisdictions that the Administrator may deem necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Originators, Strategic Energy or the Seller.

(f)           Completed search reports from all applicable jurisdictions, dated on or shortly before the Closing Date, listing (i) the financing statements, if any, filed in all applicable jurisdictions that name any of the Originators or the Seller as debtor, and (ii) all judgment, tax, ERISA and other liens against any of the Originators or the Seller, as the Administrator may request, showing no Adverse Claims on any Pool Assets.

(e)           Favorable opinions, in form and substance reasonably satisfactory to the Administrator, of Sidley Austin LLP and Babst, Calland, Clements, Zomnir PC, counsel for the Seller, Strategic Energy, the Originators, and the Servicer.

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(f)           Satisfactory results of a review, field examination and audit (performed by representatives of the Administrator or by third parties at the direction of the Administrator) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of the Originators, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.

(g)           Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letters), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section  6.4 of the Agreement and the Fee Letters.

(h)           A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing..

(i)           Subject to Section 1(s) of Exhibit IV to the Agreement, good standing certificates with respect to each of the Seller, Strategic Energy, each Originator, and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization or formation and principal place of business.

2.           Conditions Precedent to All Funded Purchases, Issuances of Letters of Credit.  Each Funded Purchase, including the initial Funded Purchase but excluding any deemed Funded Purchases made pursuant to Section 1.2(e) of the Agreement, and the issuance of any Letters of Credit shall be subject to the further conditions precedent that:

(a)           in the case of each Funded Purchase and the issuance of any Letters of Credit, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such purchase or issuance, as the case may be, in form and substance satisfactory to the Administrator, a completed pro forma Information Package to reflect the level of Capital, the LC Participation Amount and related reserves and the calculation of the Purchased Interest after such subsequent purchase or issuance, as the case may be, and a completed Purchase Notice in the form of Annex B; and

(b)           on the date of such Funded Purchase or issuance, as the case may be, the following statements shall be true (and acceptance of the proceeds of such Funded Purchase or issuance shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)           the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Funded Purchase or issuance as though made on and as of such date except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date);

(ii)           no event has occurred and is continuing, or would result from such Funded Purchase or issuance, that constitutes a Termination Event or an Unmatured Termination Event;

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(iii)           the sum of the Capital plus the LC Participation Amount, after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, shall not exceed the Purchase Limit and the Purchased Interest shall not exceed 100%; and

(iv)           the Facility Termination Date has not occurred.

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EXHIBIT III
REPRESENTATIONS AND WARRANTIES

1.           Representations and Warranties of the Seller.  The Seller represents and warrants as follows:

(a)           The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)           The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments:  (i) are within its organizational powers; (ii) have been duly authorized by all necessary organizational action; (iii) do not contravene or result in a default under or conflict with:  (A) its certificate of formation, limited liability company agreement or any other organizational document of the Seller, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties.  The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c)           No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the date of the first purchase hereunder.

(d)           Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           There is no pending or, to Seller’s best knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.

(f)           No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

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(g)           The Seller is the legal and beneficial owner of, and has good and marketable title to, the Pool Receivables, the Lock-Box Accounts (and related lock-boxes) and Related Security, free and clear of any Adverse Claim (other than Permitted Liens solely with respect to the Pool Receivables and Related Security).  Upon each purchase or reinvestment, the Administrator or the Purchasers shall acquire valid and enforceable perfected security interests, to the extent of each Purchaser’s percentage interest of the Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim.  The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Administrator in the Pool Assets and the Lock-Box Accounts (and related lock-boxes), which security interest is prior to all Adverse Claims, and is enforceable as such against creditors of and purchases from the Seller.  The Pool Assets constitute “accounts”, “general intangibles” or “tangible chattel paper” within the meaning of the applicable UCC.  Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.  The Seller has caused or will have caused, within ten (10) days, the filing of all appropriate UCC financing statements in the proper filing offices in the appropriate jurisdictions under applicable laws in order to perfect the security interest in the Pool Assets and the Lock-Box Accounts (and related lock-boxes) granted to the Administrator hereunder.  Other than the security interest granted to the Administrator pursuant to this Agreement, Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Assets or the Lock-Box Accounts (and related lock-boxes).  Seller has not authorized the filing of and is not aware of any UCC financing statements against Seller that include a description of collateral covering the Pool Assets, other than any UCC financing statement relating to the security interest granted to the Administrator hereunder or that has been terminated.  Seller is not aware of any judgment, ERISA or tax lien filings against the Seller.  With respect to any Pool Receivable that constitutes “tangible chattel paper”, the Servicer is in possession of the original copies of the tangible chattel paper that constitutes or evidences such Pool Receivables, and the Seller has filed or has caused to be filed within ten (10) days after the date hereof the financing statements described in this section above, each of which will contain a statement that “A purchase of or a grant of a security interest in any property described in this financing statement will violate the rights of the Purchasers.” The Pool Receivables to the extent they are evidenced by “tangible chattel paper” do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Administrator, for the benefit of the Purchasers.

(h)           Each Information Package (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), exhibit, financial statement, document, book, record, report or other information furnished or to be furnished at any time by or on behalf of the Seller to the Administrator in connection with the Agreement or any other Transaction Document to which it is a party, taken as a whole, is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator at such time) as of the date so furnished; provided, however, that if such Information Package is incomplete or inaccurate solely due to its inclusion of an untrue representation or warranty with respect to any Pool Receivable as set forth in Section 1(g) or (n)  of Exhibit III, and such Pool Receivable has been repurchased in accordance with Section 1.4(e)(ii), such incompleteness or inaccuracy shall not effect the completeness and accuracy of such Information Package.

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(i)           The Seller’s principal place of business, chief executive office and state of formation (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables are located at the address referred to in Sections l(b) and 2(b) of Exhibit IV to the Agreement.

(j)           The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator in accordance with the Agreement) and all Lock-Box Accounts are subject to Lock-Box Agreements.  With respect to all Lock-Box Accounts (and related lock-boxes), the Seller has delivered to the Administrator a fully executed Lock-Box Agreement pursuant to which the applicable Lock-Box Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrator with respect to all funds on deposit in such Lock-Box Account (and all funds sent to the respective lock-box), without further consent by the Seller or the Servicer.  None of the Lock-Box Accounts (and the related lock-boxes) are in the name of any Person other than the Seller or the Administrator (on behalf of the Purchasers).  The Seller has not consented to any Lock-Box Bank’s complying with instructions of any person other than the Administrator.

(k)           The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

(l)           Neither the Seller nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Conduit Purchaser.

(m)           The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Federal Reserve Board), and no proceeds of any purchase or reinvestment hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(n)           Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

(o)           No event has occurred and is continuing, or would result from a purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

(p)           The Seller has accounted for each sale of undivided variable percentage ownership interests in Receivables in its books and financial statements as sales, consistent with generally accepted accounting principles.

(q)           The Seller has complied in all material respects with the Credit and Collection Policy of the Originators with regard to each Receivable originated by the Originators.

(r)           The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

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(s)           The Seller’s complete organizational name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other organizational name, trade name, doing-business name or fictitious name, except as set forth on Schedule II to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(1)(iv) of Exhibit IV to the Agreement.

(t)           The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(u)           Each remittance of Collections by or on behalf of the Seller or pursuant to the Transaction Documents and any related accounts of amounts owing hereunder in respect of the Funded Purchases will have been (i) in payment of a debt incurred by Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(v)           Since the date of formation of the Seller as set forth in its certificate of formation, no event has occurred that has had a Material Adverse Effect with respect to the Seller.

2.           Representations and Warranties of Strategic Energy, as the Servicer.  Strategic Energy, as the Servicer, represents and warrants jointly and severally as follows:

(a)           Strategic Energy is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)           The execution, delivery and performance by Strategic Energy of its obligations under the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use for the benefit of the Seller of the proceeds of purchases and reinvestments:  (i) are within its organizational powers; (ii) have been duly authorized by all necessary organizational action; (iii) do not contravene or result in a default under or conflict with:  (A) its certificate of incorporation, formation, limited liability company agreement, by-laws or any other organizational document of Strategic Energy, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties.  The Agreement and the other Transaction Documents to which Strategic Energy is a party have been duly executed and delivered by Strategic Energy.

(c)           No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by Strategic Energy of the Agreement or any other Transaction Document to which it is a party.

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(d)           Each of the Agreement and the other Transaction Documents to which Strategic Energy is a party constitutes the legal, valid and binding obligation of Strategic Energy enforceable against Strategic Energy in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           The balance sheets of Strategic Energy and its consolidated Subsidiaries as at December 31, 2006, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator, fairly present the financial condition of Strategic Energy and its consolidated Subsidiaries as at such date and the results of the operations of Strategic Energy and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles, consistently applied, and since June 30, 2007, there has been no event or circumstances which have had a Material Adverse Effect.

(f)           There is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that could be expected to have a Material Adverse Effect.

(g)           No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.  No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.

(h)           Each Information Package (if prepared by Strategic Energy or one of its Affiliates, or to the extent that information contained therein is supplied by Strategic Energy or an Affiliate), exhibit, financial statement, document, book, record, report or other information furnished or to be furnished at any time by or on behalf of Strategic Energy to the Administrator in connection with the Agreement, taken as a whole, is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator at such time) as of the date so furnished; provided, however, that if such Information Package is incomplete or inaccurate solely due to its inclusion of an untrue representation or warranty with respect to any Pool Receivable as set forth in Section 1(g) or (n)  of Exhibit III, and such Pool Receivable has been repurchased in accordance with Section 1.4(e)(ii), such incompleteness or inaccuracy shall not effect the completeness and accuracy of such Information Package.

(i)           The principal place of business, chief executive office and state of formation (as such terms are used in the UCC) of Strategic Energy and the office where it keeps its records concerning the Receivables are located at the address referred to in Section 2(b) of Exhibit IV to the Agreement.

(j)           Strategic Energy is not in violation of any order of any court, arbitrator or Governmental Authority, which is reasonably likely to have a Material Adverse Effect.

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(k)           Neither Strategic Energy nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Conduit Purchaser.

(l)           Strategic Energy has complied in all material respects with the Credit and Collection Policy of the Originators with regard to each Receivable originated by the Originators.

(m)           Strategic Energy has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(n)           Strategic Energy is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, as amended.

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EXHIBIT IV
COVENANTS

1.           Covenants of the Seller.  Until the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date on which an amount equal to 100% of the LC Participation Amount has been deposited in the LC Collateral Account and all Letters of Credit have expired and (iv) the date all other amounts owed by the Seller under the Agreement to the Purchasers, the Purchaser Agents, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a)           Compliance with Laws, Etc.  The Seller shall comply with all applicable laws, rules, regulations and orders, and preserve and maintain its organizational existence in good standing, and its rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules, regulations and orders or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b)           Offices, Records and Books of Account, Etc.  The Seller:  (i) shall keep its principal place of business, chief executive office and state of formation (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth on Schedule IV or, pursuant to clause (1)(iv) below, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Administrator with at least 30 days’ written notice before making any change in the Seller’s name or making any other change in the Seller’s identity or organizational structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof.  The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c)           Performance and Compliance with Contracts and Credit and Collection Policy.  The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policy with regard to each Receivable and the related Contract.

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(d)           Ownership Interest, Etc.  The Seller shall (and shall cause the Servicer to), at its expense, take all action (i) necessary and (ii) desirable to the Administrator (as reasonably requested by the Administrator) to establish and maintain a valid and enforceable undivided variable percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of each Purchaser), including taking such action to perfect, protect or more fully evidence the interest of each Purchaser as a Purchaser, through the Administrator, may reasonably request.  The Seller shall from time to time and within the time limits established by law prepare and present to the Administrator for the Administrator’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrator’s (on behalf of the Purchasers) security interest in the Pool Assets as a first-priority interest.  The Administrator’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller or the Administrator or any Purchaser where allowed by applicable law.  Notwithstanding anything else in the Transaction Documents to the contrary, until the date following the Facility Termination Date on which all amounts and other obligations owed pursuant to the Transaction Documents shall have been paid in full, neither the Seller, the Servicer nor any other Person shall have any authority to file a termination, partial termination, release or partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements without the prior written consent of the Administrator.

(e)           Sales, Liens, Etc.  The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Liens) upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

(f)           Extension or Amendment of Receivables.  Except as provided in the Credit and Collection Policy, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under, or the enforcement of, such Contract).

(g)           Change in Business or Credit and Collection Policy.  The Seller shall not without the prior written consent of the Administrator and each Purchaser Agent make (or permit any Originator to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that could have a Material Adverse Effect with respect to the Receivables.  The Seller shall not make (or permit the any Originator to make) any other change to any Credit and Collection Policy without giving 30 days’ prior written notice thereof to the Administrator and the Purchaser Agents.

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(h)           Audits.  The Seller shall (and shall cause the Originators to), from time to time during regular business hours as reasonably requested in advance at least 2 days prior to each such audit (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, permit the Administrator, or its agents or representatives:  (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or the Originators) relating to Receivables and the Related Security, including the related Contracts, (ii) to visit the offices and properties of the Seller and each Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s, Strategic Energy’s or any Originator’s performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, Strategic Energy or any Originator having knowledge of such matters and (iii) without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Seller and the Administrator to conduct, at the Seller’s expense, a review of the Seller’s books and records with respect to such Receivables, provided, that at any time when no Termination Event exists and is continuing, the Seller shall be required to reimburse the Administrator for only two (2) such audits per year.

(i)           Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to  Obligors.  The Seller shall not, and shall not permit the Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, any Originator, the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have consented thereto in writing prior to such termination or instruction and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(j)           Deposits to Lock-Box Accounts.  The Seller shall (or shall cause the Servicer to):   (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or any Originator into Lock-Box Accounts not later than one (1) Business Day after receipt thereof.  Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement.  The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections; provided, that, in the event that any cash or cash proceeds related to any Excluded Receivable is deposited or credited to any Lock-Box Account, the Servicer shall cause all such amounts to be redirected to the Person entitled thereto within one (1) Business Day after the crediting or depositing of such amount into such Lock-Box Account.

(k)           Marking of Records.  At its expense, the Seller shall:  (i) identify (or cause the Servicer to mark) its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables and related Contracts have been

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sold in accordance with the Agreement, and (ii) cause each Originator so to mark its master data processing records pursuant to the Sale Agreement.

(l)           Reporting Requirements.  The Seller will provide to the Administrator and each Purchaser Agent (in multiple copies, if requested by the Administrator or the Purchaser Agent, as applicable) the following:

(i)           as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller, containing unaudited financial statements for such year certified as to accuracy by the chief financial officer or treasurer of the Seller;

(ii)           as soon as possible and in any event within three days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer or treasurer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

(iii)           promptly after the filing or receiving thereof, copies of all reports and notices that the Seller, any Affiliate or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U. S.  Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 400l(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, reasonably be expected to result in the imposition of liability on the Seller and/or any such Affiliate;

(iv)           at least thirty days before any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(v)           promptly after any Responsible Officer of the Seller obtains knowledge thereof, notice of any:  (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

(vi)           promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, the Servicer or any Originator;

(vii)           promptly after any Responsible Officer of the Seller obtains knowledge thereof, notice of the failure of any representation or warranty to be true (when made or at any time thereafter) with respect to the Receivables included in the Receivables Pool;

(viii)                      notice that (A) any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to

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any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator; and

(ix)           such other information (including non-financial information) respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request.

(m)           Certain Agreements.  Without the prior written consent of the Administrator, the Seller will not (and will not permit the Originators to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of formation, limited liability company agreement or other organizational document of the Seller.

(n)           Restricted Payments.

(i)           Except pursuant to clause (ii) below, the Seller will not:  (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)           Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways:  (A) the Seller may make cash payments (including prepayments) on the Company Notes in accordance with their terms, and (B) if no amounts are then outstanding under the Company Notes, the Seller may declare and pay distributions.

(iii)           The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(b)(ii) and (iv) and Section 1.4(d) of the Agreement.  Furthermore, the Seller shall not pay, make or declare:  (A) any distributions if, after giving effect thereto, the Seller’s tangible net worth (as determined in accordance with generally accepted accounting principles, consistently applied) would be less than $10,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(o)           Other Business.  The Seller will not:  (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or any Company Note; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

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(p)           Use of Seller’s Share of Collections.  The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority:  (i) the payment of its expenses (including all obligations payable to the Conduit Purchasers and the Administrator under the Agreement and under the Fee Letters); (ii) the payment of accrued and unpaid interest on the Company Notes; and (iii) other legal and valid organizational purposes.

(q)           Tangible Net Worth.  The Seller will not permit its tangible net worth (as determined in accordance with generally accepted accounting principles, consistently applied), at any time, to be less than $10,000,000.

(r)           Fundamental Changes. The Seller shall not, without the prior written consent of the Administrator and the Majority Purchaser Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be owned directly or indirectly by any Person other than Strategic Energy or an Affiliate thereof and thereby cause Strategic Energy’s percentage of ownership or control of the Seller to be reduced.

2.           Covenants of Strategic Energy as the Servicer.  Until the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date on which an amount equal to 100% of the LC Participation Amount has been deposited in the LC Collateral Account and all Letters of Credit have expired and (iv) the date all other amounts owed by the Seller under the Agreement to the Purchasers, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a)           Compliance with Laws, Etc.  The Servicer shall comply (and shall cause the Originators to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its organizational existence in good standing, and its rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules, regulations or orders or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b)           Offices, Records and Books of Account, Etc.  The Servicer shall keep (and shall cause the Originators to keep) its principal place of business, chief executive office and state of formation (as such terms or similar terms are used in the applicable UCC) and the office where it keeps its records concerning the Receivables at the address(es) set forth on Schedule IV or, upon at least 30 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator and the Purchasers in the Receivables and related items (including the Pool Assets) have been taken and completed.  The Servicer also will (and will cause the Originators to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

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(c)           Performance and Compliance with Contracts and Credit and Collection Policy.  The Servicer shall (and shall cause the Originators to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d)           Extension or Amendment of Receivables.  Except as provided in the Credit and Collection Policy, the Servicer and, to the extent that it ceases to be the Servicer, Strategic Energy, shall not extend (and shall not permit the Originators to extend), the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under, or the enforcement of, such Contract).

(e)           Change in Business or Credit and Collection Policy.  The Servicer shall not make (and shall not permit the Originators to make) (i) without the prior written consent of the Administrator and each Purchaser Agent, any material change in the character of its business or in any Credit and Collection Policy, or (ii) any change in any Credit and Collection Policy that could have a Material Adverse Effect.  The Servicer shall not make (and shall not permit the Originators to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(f)           Audits.  The Servicer shall (and shall cause the Originators to), from time to time during regular business hours as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, permit the Administrator, or its agents or representatives:  (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts; (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters and (iii), without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Servicer and the Administrator to conduct, at the Servicer’s expense (such review shall not be at the Servicer’s expense if the Administrator has previously conducted a review within the current fiscal year unless a Termination Event has occurred and is continuing (in which case such review shall be at the Seller’s expense)), a review of the Servicer’s books and records with respect to such Receivables.

(g)           Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to  Obligors.  The Servicer shall not (and shall not permit any Originators to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have consented thereto in writing and the Administrator shall have prior to

 IV-7        STRATEGIC ENERGY - RPA

such termination and instruction received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(h)           Deposits to Lock-Box Accounts.  The Servicer shall:  (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections received by it into Lock-Box Accounts not later than one Business Day after receipt thereof.  Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement.

(i)           Preservation of Security Interest.  The Servicer shall (and shall cause the Seller to) take any and all action as the Administrator may require to preserve and maintain the perfection and priority of the security interest of the Administrator in the Pool Assets pursuant to this Agreement.

(j)           Marking of Records.  At its expense, the Servicer shall mark its master data processing records relating to Pool Receivables and related Contracts with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables and related Contracts have been sold in accordance with the Agreement.

(k)           Excluded Receivable Amounts.  In the event that any cash or cash proceeds related to any Excluded Receivable is deposited or credited to any Lock-Box Account, the Servicer, at its expense, shall cause all such amounts to be redirected to the Person entitled thereto within one (1) Business Day after the crediting or depositing of such amount into such Lock-Box Account.

(l)           Reporting Requirements.  Strategic Energy shall provide to the Administrator and each Purchaser Agent (in multiple copies, if requested by the Administrator or the Purchaser Agents, as applicable) the following:

(i)           as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of Strategic Energy, balance sheets of Strategic Energy and the consolidated Subsidiaries of Strategic Energy as of the end of such quarter and statements of income, retained earnings and cash flow of Strategic Energy and consolidated Subsidiaries of Strategic Energy for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer or treasurer of such Person;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year of Strategic Energy, a copy of the annual report for such year for Strategic Energy and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

(iii)           together with the financial statements required in (i) and (ii) above, a compliance certificate in substantially the form of Annex D signed by the senior financial

 IV-8        STRATEGIC ENERGY - RPA

officer or treasurer of the Seller or Strategic Energy, or such other Person as may be acceptable to the Administrator;

(iv)           as to the Servicer only, as soon as available and in any event not later than two (2) Business Days prior to the Monthly Settlement Date, an Information Package as of the most recently completed calendar month or, if in the opinion of the Administrator reasonable grounds for insecurity exist with respect to the collectibility of the Pool Receivables or with respect to the Seller or Servicer’s performance or ability to perform its obligations under the Agreement, within six (6) Business Days of a request by the Administrator, supplemental interim information relating to the Receivables to the extent that such information is reasonably obtainable for such periods as is specified by the Administrator (but in no event more frequently than weekly);

(v)           as soon as possible and in any event within three days after occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of Strategic Energy setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

(vi)           promptly after the sending or filing thereof, copies of all reports that Strategic Energy sends to any of its security holders, and copies of all reports and registration statements that Strategic Energy or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available;

(vii)           promptly after the filing or receiving thereof notice of and, upon the request of the Administrator, copies of all reports and notices that Strategic Energy or any Affiliate or ERISA Affiliate of Strategic Energy files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U. S.  Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any Affiliate of Strategic Energy is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that would reasonably be expected, in the aggregate, to result in the imposition of material liability on Strategic Energy and/or any such Affiliate;

(viii)                      at least thirty days before any change in Strategic Energy’s or any Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(ix)           promptly after a Responsible Officer of Strategic Energy obtains knowledge thereof, notice of any:  (A) litigation, investigation or proceeding that may exist at any time between Strategic Energy or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect; (B) litigation or proceeding adversely affecting

 IV-9        STRATEGIC ENERGY - RPA

such Person or any of its Subsidiaries in which the amount involved is $5,000,000 or more or in which injunctive or similar relief is sought; or (C) litigation or proceeding relating to any Transaction Document;

(x)           promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of Strategic Energy or any of its Subsidiaries or any individual Originator;

(xi)           the occurrence of a default or any event of default under any other financing arrangement evidencing $7,500,000 or more of indebtedness pursuant to which Strategic Energy or any Originator is a debtor or an obligor;

(xii)           promptly after any Responsible Officer of Strategic Energy obtains knowledge thereof, notice of the failure of any representation or warranty to be true (when made or at any time thereafter) with respect to the Receivables included in the Receivables Pool;

(xiii)                      notice that (A) any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator;

(xiv)  on or prior to March 31, June 30, September 30 and December 31 of each calendar year, beginning on December 31, 2007, an updated version of Schedule VI hereto; and

(xv) such other information respecting the Receivables or the condition or operations, financial or otherwise, of Strategic Energy or any of its Affiliates as the Administrator may from time to time reasonably request.

3.           Separate Existence.  Each of the Seller and Strategic Energy hereby acknowledges that the Purchasers, the Conduit Purchasers and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Strategic Energy and its Affiliates.  Therefore, from and after the date hereof, each of the Seller and Strategic Energy shall take all steps specifically required by the Agreement or reasonably requested by the Administrator (with reasonable notice to the Seller) to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Strategic Energy and any other Person, and is not a division of Strategic Energy, its Affiliates or any other Person.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Strategic Energy shall take such actions as shall be required in order that:

(a)           The Seller will be a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to:  (i) purchasing or otherwise acquiring from the Originators (or their Affiliates), owning, holding, granting security interests or selling

 IV-10        STRATEGIC ENERGY - RPA

interests in Pool Assets (or other receivables originated by the Originators or their Affiliates, and certain related assets), (ii) entering into agreements for the selling and servicing of the Receivables Pool (or other receivables pools originated by the Originators or their Affiliates), and (iii) conducting such other activities as are necessary or appropriate to carry out such activities;

(b)           The Seller shall not engage in any business or activity except as set forth in this Agreement and the other Transaction Documents nor incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

(c)           Not less than one member of the Seller’s Directors (the “Independent Director”) shall be an individual who is not and has not been, within the preceding five (5) years, a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, customer, creditor, consultant or supplier of Strategic Energy or any of its Affiliates.  The Seller’s limited liability agreement shall provide that:  (i) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, or join in any filing of, a voluntary bankruptcy or insolvency petition, dissolution, liquidation, consolidation, merger, sale of all or substantially all of its assets, assignment for the benefit of creditors, admit in writing its inability to pay its debts generally as they become due, or to engage in any other business or activity with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

(d)           The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Strategic Energy or any Affiliate thereof;

(e)           Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller.  The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(f)           The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool.  The Seller will pay the Servicer the Servicing Fee pursuant hereto.  The Seller will not incur any material indirect or overhead expenses for items shared with Strategic Energy (or any other Affiliate thereof) that are not reflected in the Servicing Fee.  To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Strategic Energy shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(g)           The Seller’s operating expenses will not be paid by Strategic Energy or any other Affiliate thereof;

 IV-11        STRATEGIC ENERGY - RPA

(h)           All of the Seller’s business correspondence and other communications shall be conducted in the Seller’s own name and on its own separate stationery;

(i)           The Seller’s books and records will be maintained separately from those of Strategic Energy and any other Affiliate thereof and any other Person;

(j)           All financial statements of Strategic Energy or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that:  (i) a special purpose entity exists as a Subsidiary of Strategic Energy, and (ii) the Originators have sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

(k)           The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of Strategic Energy or any Affiliate thereof and any other Person;

(l)           The Seller will strictly observe organizational formalities in its dealings with Strategic Energy or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of Strategic Energy or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables.  The Seller shall not maintain joint bank accounts or other depository accounts to which Strategic Energy or any Affiliate thereof or any other Person has independent access (other than the Servicer in such capacity) and the Seller shall use separate invoices and checks from any other Person.  The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Strategic Energy or any Subsidiary or other Affiliate of Strategic Energy.  The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

(m)           The Seller will maintain arm’s-length relationships with Strategic Energy (and any Affiliate thereof).  Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller.  Neither the Seller nor Strategic Energy will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.  The Seller and Strategic Energy will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(n)           Strategic Energy shall not pay the salaries of Seller’s employees, if any;

(o)           The Seller does not and will not hold itself responsible for the obligations of any other Person, and shall not guarantee or become liable for the debts of any other Person;

(p)           The Seller will conduct its business in its own name and shall hold itself out as a separate entity from any other Person;

 IV-12        STRATEGIC ENERGY - RPA

(q)           The Seller shall maintain (i) a sufficient number of employees and/or arrange for appropriate contracts with service providers to provide necessary services to the Seller and (ii) adequate capital in light of its contemplated business activities;

(r)           The Seller shall not acquire the obligations or securities of any of its shareholders; and

(s)           The Seller shall not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, except pursuant to the Transaction Documents.

 IV-13        STRATEGIC ENERGY - RPA

EXHIBIT V
TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)           (i) the Seller, any Originator or the Servicer (if Strategic Energy or any of its Affiliates) shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for 10 Business Days after knowledge or notice thereof, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for 2 days or (iii) Strategic Energy shall resign as Servicer, and no successor Servicer reasonably satisfactory, to the Administrator shall have been appointed;

(b)           Strategic Energy (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that Strategic Energy (or such Affiliate) then has as Servicer;

(c)           any representation or warranty made or deemed made by the Seller, the Servicer or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, Strategic Energy or Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and shall remain incorrect or untrue for ten days after knowledge or notice thereof (if the warranty is of a type that is capable of being cured);

(d)           the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for two Business Days;

(e)           the Agreement (and each Lock-Box Agreement, as applicable) or any purchase or reinvestment pursuant to the Agreement shall for any reason other than as a result of an willful or grossly negligent action by the Administrator or any member of a Purchaser Group:  (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided variable percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than Permitted Liens), or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim (other than Permitted Liens);

(f)           the Seller or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or any Originator seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or

V-1        STRATEGIC ENERGY - RPA

other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller or any Originator shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(g)           (i) the (A) Default Ratio shall exceed 2.5% or (B) the Delinquency Ratio shall exceed 6.0%, (ii) the average for three consecutive calendar months of:  (A) the Default Ratio shall exceed 1.75%, (B) the Delinquency Ratio shall exceed 5.5% or (C) the Dilution Ratio shall exceed 2.5% or (iii) at any time the Day’s Sales Outstanding shall exceed 60 days;

(h)           [reserved];

(i)           a Change in Control shall occur;

(j)           at any time (i) the sum of (A) the Capital, plus the LC Participation Amount, plus (B) the Total Reserves, exceeds (ii) the sum of (A) the Net Receivables Pool Balance at such time plus (B) the Purchasers’ Share of the amount of Collections then on deposit in the Lock-Box Accounts (other than amounts set aside therein representing Discount and fees), and such circumstance shall not have been cured within two Business Days after knowledge thereof by the Seller, Strategic Energy, the Servicer or any Originator; provided that each month upon the due date for the Information Package, such parties shall be deemed to have knowledge thereof (regardless of whether or not such parties had such knowledge or whether or not the Information Package due to be delivered on such date was delivered to the Administrator);

(k)           (i) the Servicer or any Originator shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $7,500,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case:  (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(l)           either:  (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien on any of the assets of the Seller, any Originator, the Servicer or any ERISA Affiliate under Section 302(f) of ERISA, (ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims pursuant to the Internal Revenue Code with regard to

V-2        STRATEGIC ENERGY - RPA

any of the assets of (a) the Seller or (b) any Originator, the Servicer or any ERISA Affiliate, and such lien shall have been filed and not released within 10 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, Strategic Energy or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator, Strategic Energy or any ERISA Affiliate in an amount in excess of $1,000,000 or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability and such lien shall have been filed and not released within 10 days;

(m)           if any Transaction Document shall for any reason cease to be effective and valid, binding and enforceable in accordance with its terms or the Seller, any Originator, Strategic Energy, the Servicer or any other party (other than the Administrator or any member of a Purchaser Group) shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any Transaction Document; and

(n)           the breach or default by any party (other than the Administrator) of its obligations under the Intercreditor Agreement.

V-3        STRATEGIC ENERGY - RPA

SCHEDULE I

CREDIT AND COLLECTION POLICY

(attached)

Schedule I-1        STRATEGIC ENERGY - RPA

SCHEDULE II
LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

Lock-Box Bank	Lock-Boxes	Accounts
PNC Bank, National Association	676863 643249	1019809357

	676863 643249	1019809349

Schedule II-1        STRATEGIC ENERGY - RPA

SCHEDULE III
TRADE NAMES

Organizational Name                                                                                     Trade Names / Fictitious Names

Strategic Energy, L.L.C.	SEL
Strategic Energy
Strategic Energy LTD
Expert Energy

Schedule III-1        STRATEGIC ENERGY - RPA

SCHEDULE IV
OFFICE  LOCATIONS

The Principal Place of Business, Chief Executive Office and State of Formation of the Seller is:

Strategic Receivables, LLC

Two Gateway Center
Pittsburgh, PA 15222-1458

Delaware limited liability company

The Seller maintains its master books and records relating to Receivables at:

Strategic Receivables, LLC

Two Gateway Center
Pittsburgh, PA 15222-1458

The Principal Place of Business, Chief Executive Office and State of Formation of the Servicer:

Strategic Energy, L.L.C.

Two Gateway Center
Pittsburgh, PA 15222-1458

Delaware limited liability company

The Servicer maintains its master books and records relating to the Receivables at:

Two Gateway Center
Pittsburgh, PA 15222-1458

Schedule IV-1        STRATEGIC ENERGY - RPA

SCHEDULE V

EXISTING LETTERS OF CREDIT

Schedule V-1        STRATEGIC ENERGY - RPA

SCHEDULE VI
EXCLUDED RECEIVABLE OBLIGORS

(attached)

Schedule VI-1        STRATEGIC ENERGY - RPA

SCHEDULE VII
NON-LOCK-BOX-ACCOUNTS

Non-Lock-Box Bank	Remittance Addresses	Accounts
JPMorgan Chase Bank, N.A.	PO Box 910152 Dallas, TX 75391-0152	77-717-5304
	PO Box 911945 Dallas, TX 75391-1945	77-717-6076
	PO Box 88066 Chicago, IL 60695-8066	53-095-7515
	PO Box 915039 Dallas, TX 75391-5039	32-340-8885
	PO Box 915028 Dallas, TX 75391-5028	32-341-2297
	PO Box 88166 Chicago, IL 60695-8166	32-341-2327
	PO Box 915017 Dallas, TX 75391-5017	32-341-2319
	PO Box 27511 New York, NY 10087-7511	30-415-8941
	PO Box 88996 Chicago, IL 60695-8996	30-415-8968
	PO Box 27643 New York, NY 10087-7643	30-418-0467

LaSalle Bank N.A.	135 S. LaSalle St. Schedule VII-1 Department 6413 Chicago, IL 60674-6413	580-033-6066
	135 S. LaSalle St. Department 2308 Chicago, IL 60674-2038	580-033-6090

 Schedule VII-2

ANNEX A

FORM OF INFORMATION PACKAGE

(attached)

Annex A-1        STRATEGIC ENERGY - RPA

ANNEX B

FORM OF PURCHASE NOTICE

______________, [200_]

PNC Bank, National Association, as Administrator and a Purchaser Agent
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707

Fifth Third Bank, as a Purchaser Agent
38 Fountain Square Plaza, MD109047
Cincinnati, Ohio 45263

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of October 3, 2007 (as heretofore amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Strategic Receivables, LLC, as Seller, Strategic Energy, L.L.C., as Servicer, the Conduit Purchasers from time to time party thereto, the Purchaser Agents from time to time party thereto, PNC Bank, National Association, as Administrator and as LC Bank and the LC Participants from time to time party thereto. Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

[This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided variable percentage interest in a pool of receivables on ____________, [200_], for a purchase price of $______________ ($______________ of which represents the Capital funded by the Purchaser Group for which Market Street is a member and $______________ of which represents the Capital funded by the Purchaser Group for which [____________] is a member). Subsequent to this purchase, the aggregate outstanding Capital will be $______________. Each Purchaser Group’s Share of such purchase and resulting aggregate Capital and LC Participation Amount is set forth on a schedule attached hereto.]1

[This letter constitutes a notice pursuant to Section 1.12(a) of the Receivables Purchase Agreement.  The Seller desires that LC Bank issue a Letter of Credit with a face amount of $__________.  Subsequent to this purchase, the LC Amount will be $_________ and the aggregate outstanding Capital will be $__________.]2

1 In the case of a Borrowing Request.

2 In the case of a request for an issuance of a Letter of Credit.

Annex B-1        STRATEGIC ENERGY - RPA

Seller hereby represents and warrants as of the date hereof, and as of the date of purchase, as follows:

(i)           the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)           no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such purchase;

(iii)           after giving effect to the purchase proposed hereby, the Purchased Interest will not exceed 100% and the Capital plus the LC Participation Amount will not exceed the Purchase Limit; and

(iv)           the Facility Termination Date shall not have occurred.

Annex B-2        STRATEGIC ENERGY - RPA

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

STRATEGIC RECEIVABLES, LLC

By:_________________________________
Name:______________________________
Title:_______________________________

Annex B-3        STRATEGIC ENERGY - RPA

ANNEX C

FORM OF PAYDOWN NOTICE

_____________, _____

PNC Bank, National Association, as Administrator and a Purchaser Agent
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707

Fifth Third Bank, as a Purchaser Agent
38 Fountain Square Plaza, MD109047
Cincinnati, Ohio 45263

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of October 3, 2007 (as heretofore amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Strategic Receivables, LLC, as Seller, Strategic Energy, L.L.C., as Servicer, the Conduit Purchasers from time to time party thereto, the Purchaser Agents from time to time party thereto, PNC Bank, National Association, as Administrator and as LC Bank and the LC Participants from time to time party thereto. Capitalized terms used in this paydown notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a paydown notice pursuant to Section 1.4(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Capital on _____________, _____3 by the application of $_______________ ($_______________ of which shall be applied to the Capital funded by the Purchaser Group for which Market Street is a member and $_______________ of which shall be applied to the Capital funded by the Purchaser Group for which [_________________] is a member) in cash to pay Capital and Discount to accrue (until such cash can be used to pay commercial paper notes) with respect to such Capital, together with all costs related to such reduction of Capital. Subsequent to this paydown, the aggregate Capital will be $_______________. Each Purchaser Group’s Share of such reduction and resulting aggregate Capital is set forth on a schedule attached hereto.

3           Notice must be given at least two (2) Business Days’ prior to the requested paydown date, subject to the proviso set forth in Section 1.4(f)(i) of the Receivables Purchase Agreement.

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IN WITNESS WHEREOF, the undersigned has caused this paydown notice to be executed by its duly authorized officer as of the date first above written

STRATEGIC RECEIVABLES, LLC

By:_________________________________
Name:______________________________
Title:_______________________________

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ANNEX D
to Receivables Purchase Agreement

FORM OF COMPLIANCE CERTIFICATE

To:  PNC Bank, National Association, as Administrator

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of October 3, 2007 among Strategic Receivables, LLC, as seller (the “Seller”), Strategic Energy, L.L.C., as servicer (the “Servicer”), the Conduit Purchasers from time to time party thereto, the Purchaser Agents from time to time party thereto, PNC Bank, National Association, as administrator (in such capacity, the “Administrator”) and as LC Bank and the LC Participants from time to time party thereto (as amended, restated, supplemented or otherwise modified (the “Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly elected _______________________ of the Servicer.

2.           I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of Seller during the accounting period covered by the attached financial statements.

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

4.           Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

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The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ________________________, 20___.

STRATEGIC RECEIVABLES, LLC

By:
Name:
Title:

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ANNEX E

FORM OF LETTER OF CREDIT APPLICATION

____________, [200__]

PNC Bank, National Association, as Administrator and a Purchaser Agent
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707

Fifth Third Bank, as a Purchaser Agent
38 Fountain Square Plaza, MD109047
Cincinnati, Ohio 45263

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of October 3, 2007 (as heretofore amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Strategic Receivables, LLC, as Seller, Strategic Energy, L.L.C., as Servicer, the Conduit Purchasers from time to time party thereto, the Purchaser Agents from time to time party thereto, PNC Bank, National Association, as Administrator and as LC Bank and the LC Participants from time to time party thereto. Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a notice pursuant to Section 1.12(a) of the Receivables Purchase Agreement. Seller desires that LC Bank issue a Letter of Credit on ________, [20__], with a face amount of $__________. Subsequent to this purchase, the LC Participation Amount will be $________ and the aggregate outstanding Capital will be $__________. Each Purchaser Group’s Share of such purchase and resulting aggregate Capital and LC Participation Amount is set forth on a schedule attached hereto.

Seller hereby represents and warrants as of the date hereof, and as of the date of purchase, as follows:

(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

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(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such purchase;

(iii) after giving effect to the purchase proposed hereby, the Purchased Interest will not exceed 100% and the Capital plus the LC Participation Amount will not exceed the Purchase Limit; and

(iv) the Facility Termination Date shall not have occurred.

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IN WITNESS WHEREOF, the undersigned has caused this Letter of Credit Application to be executed by its duly authorized officer as of the date first above written.

STRATEGIC RECEIVABLES, LLC

By:_________________________________
Name:______________________________
Title:_______________________________

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